Exhibit 10.1

ASSET PURCHASE AGREEMENT

Dated as of October 10, 2010

Between

DG ACQUISITIONS (B.C.), INC.

Buyer,

a subsidiary of

DOLLAR TREE, INC.,

and

DOLLAR GIANT STORE (B.C.) LTD.,

Seller,

and

CLOCK HOLDINGS LTD.,

D.V.N. INVESTMENTS INC.

CALVANO HOLDINGS LTD.,

Shareholders,

and

GRAHAM MACKENZIE

ANTONIO CALVANO

JOSEPH CALVANO,

Principals

TABLE OF CONTENTS

ARTICLE 1.	DEFINITIONS AND USAGE	1

ARTICLE 2.	SALE AND TRANSFER OF ASSETS; CLOSING	1

2.1	PURCHASED ASSETS	1
2.2	EXCLUDED ASSETS	3
2.3	PURCHASE PRICE; PAYMENT	3
2.4	ESCROW	5
2.5	CLOSING	6
2.6	ASSUMED LIABILITIES; EXCLUDED LIABILITIES	7
2.7	ALLOCATION OF PURCHASE PRICE	9
2.8	THIRD PARY CONSENTS

ARTICLE 3.	REPRESENTATIONS AND WARRANTIES OF SELLER	10

3.1	ORGANIZATION AND AUTHORITY	10
3.2	CONFLICTING INSTRUMENTS; CONSENTS	10
3.3	CAPITALIZATION; SUBSIDIARIES AND AFFILIATES	11
3.4	TITLE TO PUCHASED ASSETS	12
3.5	FINANCIAL STATEMENTS	12
3.6	REAL PROPERTY	13
3.7	PERSONAL PROPERTY	15
3.8	INVENTORIES	15
3.9	PERSONNEL	16
3.10	LABOUR MATTERS	16
3.11	ENVIRONMENTAL MATTERS	17
3.12	BENEFIT PLANS	19
3.13	COMPLIANCE WITH LAW	21
3.14	LITIGATION	21
3.15	MATERIAL CONTRACTS	21
3.16	CONDUCT OF BUSINESS	22
3.17	TAX MATTERS	24
3.18	ABSENCE OF UNDISCLOSED LIABILITIES	25
3.19	INSURANCE	25
3.20	INTELLECTUAL PROPERTY	25
3.21	TRANSACTIONS WITH RELATED PARTIES	27
3.22	PERMITS	27
3.23	BANK ACCOUNTS	27
3.24	SUPPLIERS	27
3.25	NO BROKERS	27
3.26	ACCOUNTS AND NOTES RECEIVABLE	28
3.27	UNDISCLOSED PAYMENTS	28
3.28	BUSINESS PRACTICES	28
3.29	FULL DISCLOSURE	28

ARTICLE 4.	REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND PRINCIPALS	29

4.1	ORGANIZATION AND GOOD STANDING	29
4.2	AUTHORITY; BINDING EFFECT	29
4.3	CONFLICTING INSTRUMENTS; CONSENTS	29
4.4	CERTAIN ACTIONS	29
4.5	BROKERS OR FINDERS	29
4.6	CANADIAN TAX RESIDENCY STATUS	30

ARTICLE 5.	REPRESENTATIONS AND WARRANTIES OF BUYER	30

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5.1	ORGANIZATION AND GOOD STANDING	30
5.2	AUTHORITY; BINDING EFFECT	30
5.3	CONFLICTING INSTRUMENTS; CONSENTS	30
5.4	CERTAIN ACTIONS	30
5.5	BROKERS OR FINDERS	30
5.6	SUFFICIENCY OF FUNDS	30
5.7	GOODS AND SERVICES / HARMONIZED SALES TAX	31
5.8	OTHER TRANSFER TAXES	31

ARTICLE 6.	COVENANTS OF SELLER PRIOR TO CLOSING	31

6.1	ACCESS	31
6.2	CONDUCT OF THE BUSINESS OF SELLER	32
6.3	LAYOFF LAWS	33
6.4	TAX CLEARANCE CERTIFICATES	34

ARTICLE 7.	COVENANTS OF THE PARTIES	34

7.1	FURTHER ACTION	34
7.2	NOTIFICATION OF CERTAIN MATTERS	34
7.3	REVIEW OF INFORMATION	34
7.4	ACCOUNTS RECEIVABLE TAX ELECTION	35
7.5	NO SOLICITATION OF OTHER BIDS	35
7.6	BENEFIT PLANS	35
7.7	CURRENT REPORT; MANAGEMENT REPRESENTATIONS	36
7.8	RELATED PARTY AGREEMENTS	36
7.9	THIRD PARTY CONSENTS AND NOTICES	36
7.10	APPORTIONMENTS; PREPAID EXPENSES	36
7.11	CHANGE OF NAME	37
7.12	OTHER AGREEMENTS	37
7.13	TRANSFER TAXES	37
7.14	ETA ELECTION	37
7.15	SASKATCHEWAN RETAIL SALES TAX	38
7.16	BULK SALES COMPLIANCE	38
7.17	SUPPLEMENTS TO DISCLOSURE STATEMENT	38

ARTICLE 8.	CONDITIONS TO BUYER'S OBLIGATION	38

8.1	REPRESENTATIONS AND WARRANTIES	38
8.2	CERTAIN DOCUMENTS	39
8.3	MATERIAL ADVERSE EFFECT	39
8.4	LEGAL ACTIONS	39
8.5	LANDLORD ESTOPPELS AND CONSENTS	40
8.6	OTHER THIRD PARTY CONSENTS AND NOTICES	41
8.7	RESTRICTIVE COVENANT AGREEMENTS	41
8.8	EMPLOYMENT AGREEMENT; KEY EMPLOYEES	41

ARTICLE 9.	CONDITIONS PRECEDENT TO SELLR'S OBLIGATION TO CLOSE	41

9.1	REPRESENTATIONS AND WARRANTIES	41
9.2	CERTAIN DOCUMENTS	41
9.3	LEGAL ACTIONS	42
9.4	THIRD PARTY CONSENTS	42

ARTICLE 10.	TERMINATION	42

10.1	TERMINATION RIGHTS	42
10.2	EFFECT OF TERMINATION AND ABANDONMENT	43

ARTICLE 11.	EMPLOYEE MATTERS	43

11.1	ACCRUED BENEFITS	43

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11.2	OFFERS OF EMPLYMENT	43
11.3	ACCESS TO EMPLOYEES	44

ARTICLE 12.	INDEMNIFICATION; REMEDIES	44

12.1	SURVIVAL	44
12.2	INDEMNIFICATION BY SELLER	44
12.3	INDEMNIFICATION BY BUYER	45
12.4	TERMS OF INDEMNIFICATION; CERTAIN DAMAGE CALCULATIONS	45
12.5	MANNER OF INDEMNIFICATION	46

ARTICLE 13.	GENERAL PROVISIONS	47

13.1	EXPENSES	47
13.2	PUBLIC ANNOUNCEMENTS	47
13.3	CONFIDENTIALITY	47
13.4	GOVERNING LAW	48
13.5	NOTICES	48
13.6	ENTIRE AGREEMENT	50
13.7	BINDING EFFECT	50
13.8	AMENDMENTS;WAIVERS	50
13.9	COUNTERPARTS; SIGNATURES	50
13.10	SEVERABILITY	50
13.11	WAIVER OF JURY TRIAL	51
13.12	THIRD PARTY BENEFICIARIES	51
13.13	DISCLOSURE STATEMENT	51
DEFINITIONS		I
USAGE		VIII

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of October 10, 2010 among DG Acquisitions (B.C.), Inc., a British Columbia corporation (“Buyer”), a subsidiary of Dollar Tree, Inc., Dollar Giant Store (B.C.) Ltd., a British Columbia corporation (“Seller”), Clock Holdings Ltd., a British Columbia corporation (“Clock”), D.V.N. Investments Inc., an Ontario corporation (“D.V.N.”), Calvano Holdings Ltd., a British Columbia corporation (“Calvano Holdings,” and together with Clock and D.V.N., the “Shareholders”); and Graham MacKenzie (“Graham”), Antonio Calvano (“Antonio”); and Joseph Calvano (“Joseph,” and together with Graham and Antonio, the “Principals”).

RECITALS

A.           Buyer, Seller, the Shareholders, and the Principals are sometimes referred to herein, individually as a “Party” and together, as the “Parties.”

B.           Seller merchandises and operates a chain of 85 retail discount stores (the “Business”) located in the Canadian provinces of British Columbia, Alberta, Saskatchewan, and Ontario, which sells merchandise primarily at $1.25 or less, including housewares, seasonal goods, confectionaries, snacks, food, beverages, toys, health and beauty care, gifts, party goods, stationery, books, and personal accessories.  The Business operates and is known under various names, including “Dollar Giant,” “Dollar Giant--Nothing Over a Dollar” “Dollar Giant--Nothing Over $1.25,” “Dollar Giant—Your Everyday Store” and “Five Bucks.”

C.           Buyer desires to purchase all assets used in the Business (other than leased or licensed assets disclosed herein) or owned by Seller, including leasehold rights, fixtures, Intellectual Property rights, equipment, and inventory, and Seller desires to sell such assets, on the terms and subject to the conditions set forth in this Agreement.

D.           The Shareholders collectively own all issued and outstanding stock of Seller; Graham, Antonio, and Joseph are shareholders of Clock, D.V.N., and Calvano Holdings, respectively.

Now, therefore, the Parties hereto agree as follows:

ARTICLE 1. DEFINITIONS AND USAGE

For purposes of this Agreement, the capitalized terms and variations thereof have the meanings specified or referred to in the attached Appendix I.  Principles of usage with respect to construction and interpretation of this Agreement are also set forth in Appendix I.

ARTICLE 2. SALE AND TRANSFER OF ASSETS; CLOSING

2.1    Purchased Assets

Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign, convey, and deliver to Buyer or its designee, and Buyer or its designee shall purchase, accept, and acquire from Seller, free and clear of any and all Liens except for Permitted Liens, all right, title and interest in and to any and all assets of any description, including all assets used in the Business (other than leased or licensed assets disclosed herein) or owned by Seller, including all assets of Seller located in the Acquired Stores (collectively, the “Purchased Assets”), except for the Excluded Assets described in Section 2.2.  The Purchased Assets shall include the following:

(a) all cash and cash equivalents;

(b) all accounts, notes, or other receivables held by Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(c) all Inventory and all rights, if any, to related cooperative advertising allowances, cash discounts, volume rebates, markdown money, “over and under funds,” fixture money, or other allowances and all other funds paid or payable to Seller relating to Inventory and all related packaging and displays;

(d) all rights and benefits under all Contracts (including construction contracts), instruments, licenses, agreements, leases (other than the Real Property Leases), outstanding Purchase Orders, commitments or other understandings or arrangements accepted by Buyer and attributable to the Business or the Purchased Assets, including those Contracts specifically described at Section 3.15(a)(i) of the Disclosure Statement (collectively, the “Assigned Contracts”);

(e) all tangible property located at or used in connection with the Acquired Stores, including all machinery, equipment (including all office equipment), trade fixtures, store fixtures, signage, furniture, lighting, lockers, bailers, compactors, racking, POS belts, cash registers and related point of sale machinery, leasehold improvements and real estate fixtures, counters, chairs, racks, gondolas, shelving, displays, shopping carts and baskets, computers, tools, equipment, hand trucks, dollies, supplies, bags, packages, telephones, telephone systems, music systems, machinery, and vehicles, including all tangible personal property described at Section 3.7(a) of the Disclosure Statement (the “Tangible Personal Property”);

(f) all right, title and interest (including but not limited to the Security Deposits, any purchase options, outstanding tenant allowances, the right to negotiate with the other party to the contract or arrangement, and the right to possession of the assets or premises subject to such lease or contract, including any lease rights with respect to signage) of Seller under the Real Property Leases;

(g) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and Intellectual Property files relating to the Intellectual Property Assets and the Intellectual Property Licenses (“Books and Records”);

(h) to the extent their transfer is permitted by law, all Permits relating to the Purchased Assets or the Acquired Stores, including all applications therefore, all of which are listed on Section 3.22 of the Disclosure Statement;

(i) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, Taxes collected from third parties to be remitted to Tax authorities, Tax payments or prepayments, Tax refunds, charges, sums, and fees (including late delivery penalties), and including any such item relating to the payment of Taxes;

(j) all of Seller's rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(k) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(l) all Intellectual Property Assets;

(m) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise; and

(n) all goodwill and the going concern value of the Business.

2.2    Excluded Assets

Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(b) the Benefit Plans of Seller not assumed pursuant to Section 7.6;

(c) coolers owned by Coca Cola and racking owned by Carlton Cards, provided that Buyer shall have acquired the same usage rights as Seller pursuant to Buyer’s assumption of related Contracts with the owners of the property;

(d) built-in furniture located in the business office maintained at Joseph’s residence;

(e) vehicle lease for BMW X32007; and

(f) the rights which accrue or will accrue to Seller under the Transaction Documents.

2.3    Purchase Price; Payment

(a) In consideration of the sale and transfer of the Purchased Assets to Buyer and of the agreement by Seller, the Shareholders, and the Principals to perform each of the other obligations hereunder, Buyer shall pay to Seller an amount (“Purchase Price”) equal to $62,000,000 (as calculated in accordance with Schedule 2.3(a)) (“Enterprise Value”) reduced by the sum of (i) Adjusted Permanent Debt and (ii) the amount, if any, of the Net Current Asset Deficit.  All components of the Purchase Price calculation other than the add backs for store opening costs and tenant allowances must be computed in accordance with GAAP.

“Adjusted Permanent Debt” means the sum of all Current and Long Term Liabilities relating to (i) the amount of Assumed Liabilities at the Closing Date owed or paid to the Shareholders, the Principals or their affiliates, (ii) the amount of any payments made by the Seller to the Shareholders, the Principals or their Affiliates after May 31, 2010, other than interest or payments to Joseph for salary and expense reimbursements in accordance with past practice, (iii) the amount of Current and Long Term Capital Lease Obligations at the Closing Date, and (iv) the Permanent ABL Debt.

“Net Current Asset Deficit” means the sum of (i) the excess, if any, of $7,200,000 over the amount of Net Current Assets at the Closing Date and (ii) the excess, if any, of $19,000,000 over the amount of Inventory at the Closing Date.

(b) For purposes of the Closing, Adjusted Permanent Debt has been determined by agreement of the Parties and Net Current Asset Deficit shall be estimated to determine the estimated Purchase Price (“Estimated Purchase Price”).  The Estimated Purchase Price shall be computed and delivered to Seller not less than five (5) days before Closing.  Seller and Buyer agree to provide, and cause their agents to provide, such information as the other party may reasonably request to assist in the determination of the Estimated Purchase Price and Purchase Price.

(c) Post-Closing Adjustment.

(i) Delivery.  Within 90 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its final calculation of the Adjusted Permanent Debt and Net Current Asset Deficit to determine the Purchase Price (the “Final Purchase Price Calculation”).

(ii) Examination.  After receipt of the Final Purchase Price Calculation, Seller shall have 30 days (the “Review Period”) to review the Final Purchase Price Calculation.  During the Review Period, Seller and Seller's accountants shall have full access to:  (i) the relevant books and records of Buyer; (ii) the personnel of, and work papers prepared by, Buyer and/or Buyer's accountants to the extent that they relate to the Final Purchase Price Calculation; and (iii) to such historical financial information (to the extent in Buyer's possession) relating to the Final Purchase Price Calculation as Seller may reasonably request for the purpose of reviewing the Final Purchase Price Calculation and to prepare a Statement of Objections (defined below), provided that such access shall be in a manner that does not interfere with the normal business operations of Buyer.

(iii) Objection.  On or prior to the last day of the Review Period, Seller may object to the Final Purchase Price Calculation by delivering to Buyer a written statement setting forth Seller's objections in reasonable detail, indicating each disputed item or amount and the basis for Seller's disagreement therewith (the “Statement of Objections”).  If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Final Purchase Price Calculation and the Post-Closing Adjustment, as the case may be, reflected in the Final Purchase Price Calculation shall be deemed to have been accepted by Seller.  If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Final Purchase Price Calculation with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iv) Resolution of Disputes.  If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to one of the Independent Accountants that has not audited either Buyer or Seller or Affiliates of either.  The Independent Accountants, acting as experts and not arbitrators, shall resolve the Disputed Amounts and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Final Purchase Price Calculation.  The parties hereto agree that all adjustments shall be made without regard to materiality.  The Independent Accountants shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Final Purchase Price Calculation and the Statement of Objections, respectively.

(v) Fees of the Independent Accountants.  Seller shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Buyer (that being the difference between the Independent Accountants' determination and Seller's determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which Buyer's determination and Seller's determination differ from the determination of the Independent Accountants).  Buyer shall pay that portion of the fees and expenses of the Independent Accountants that Seller is not required to pay hereunder.

(vi) Determination by Independent Accountants.  The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the Parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Final Purchase Price Calculation and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties.

(d) Buyer shall pay the Estimated Purchase Price (reduced by the Escrow Amount specified in Section 2.4) by wire transfer to Seller at Closing.  In the event the Purchase Price as finally determined in accordance with Section 2.3(c)(i) is greater than the Estimated Purchase Price, Buyer shall pay the excess amount by wire transfer to Seller.  In the event the Purchase Price as finally determined in accordance with Section 2.3(c)(i) is less than the Estimated Purchase Price, Seller shall pay the deficit by wire transfer to Buyer.  Any difference between the Estimated Purchase Price and the final Purchase Price shall not affect the Escrow Amount.

(e) The Escrow Amount shall be deposited by wire transfer of immediately available funds into an account designated by the Escrow Agent and shall be held and distributed in accordance with the terms of the Escrow Agreement to satisfy any and all claims made by Buyer under this Agreement.

2.4    Escrow

(a) An amount (the “Escrow Amount”) equal to $5,000,000 shall be withheld from payment at Closing and retained in the Escrow Account described in this Section and disbursed in accordance with the provisions of this Section and the Escrow Agreement referred to therein.  A Canadian financial institution selected by Buyer and reasonably acceptable to Seller shall serve as the escrow agent (“Escrow Agent”).

(b) Buyer, Seller, and the Escrow Agent shall enter into an escrow agreement (the “Escrow Agreement”) substantially in the form attached hereto as Exhibit 2.4(b).  At Closing, Buyer shall deposit the Escrow Amount into the escrow account established pursuant to the Escrow Agreement (the “Escrow Account”).  All funds distributed from the Escrow Account (other than for payment of claims or amounts subject to unresolved claims) shall be disbursed to Seller within five days after the second anniversary of the Closing Date.

2.5    Closing

(a) The closing of the Acquisition (the “Closing”) shall take place at Vancouver, British Columbia, effective at 12:01 a.m. Pacific time on November 8, 2010, or such other place, time, and date as the Parties shall agree.  The date of the Closing is referred to as the “Closing Date.”

(b) At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(i) the Escrow Agreement duly executed by Seller;

(ii) a bill of sale substantially in the form attached as Exhibit 2.5(b)(ii) (the “Bill of Sale”) and duly executed by Seller, transferring the Inventory and tangible personal property included in the Purchased Assets to Buyer;

(iii) an assignment and assumption agreement substantially in the form attached as Exhibit 2.5(b)(iii) (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iv) an assignment substantially in the form attached as Exhibit 2.5(b)(iv) (the “Intellectual Property Assignment”) and duly executed by Seller, transferring all of Seller's right, title and interest in and to the Intellectual Property Assets and the Intellectual Property Licenses to Buyer;

(v) the Lease Transfer Documents duly executed by Seller and landlords as applicable;

(vi) the Restrictive Covenant Agreements duly executed by Seller, the Shareholders, and the Principals, as applicable;

(vii) the Joseph Employment Agreement duly executed by Joseph;

(viii) the Seller Closing Certificate duly executed by Seller;

(ix) the Consulting Agreements duly executed by the Shareholders;

(x) the certificates required by Sections 8.2(b)and 8.2(e); and

(xi) such vehicle title documents and other customary instruments of transfer, assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(c) At the Closing, Buyer shall deliver to Seller the following:

(i) the Purchase Price less the Escrow Amount;

(ii) the Escrow Agreement duly executed by Buyer;

(iii) the Assignment and Assumption Agreement duly executed by Buyer;

(iv) the Lease Transfer Documents duly executed by Buyer;

(v) the Restrictive Covenant Agreements duly executed by Buyer;

(vi) the Joseph Employment Agreement duly executed by Buyer;

(vii) the Consulting Agreements duly executed by Buyer;

(viii) the Buyer Closing Certificate duly executed by Buyer;

(ix) the certificate required by Section 9.2(a); and

(x) such other customary instruments of transfer, assumption, filings, or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

(d) At the Closing, Buyer shall pay off the Shareholder Loans.

(e) At the Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement.

2.6    Assumed Liabilities; Excluded Liabilities

(a) Assumed Liabilities.  Subject to the terms and conditions set forth herein including Section 2.6(b), Buyer shall assume and agree to pay, perform and discharge no Liabilities of any kind or description SAVE AND EXCEPT the following Liabilities of Seller at the Closing Date, but only to the extent they were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing, (collectively, the “Assumed Liabilities”):

(i) all Current Liabilities of Seller to third parties (exclusive of the Current Liabilities assumed pursuant to Sections 2.6(a)(i) or (ii)) in connection with the Business but only to the extent the amounts assumed (A) are fully accrued under GAAP as of the Closing Date, and (B) taken into account for purposes of determining the Purchase Price;

(ii) all Current and Long Term Liabilities of Seller to the Shareholders, the Principals, or their affiliates and all Current and Long Term Capital Lease obligations of Seller but only to the extent the amounts assumed (A) are fully accrued under GAAP as of the Closing Date, and (B) taken into account for purposes of determining the Purchase Price and included in Adjusted Permanent Debt;

(iii) all Current and Long Term Liabilities to Royal Bank of Canada on the ABL Line of Credit but only to the extent the amounts assumed (A) are fully accrued under GAAP as of the Closing Date, and (B) taken into account for purposes of determining the Purchase Price and Adjusted Permanent Debt to the extent required under Section 2.3(a); and

(iv)  all Liabilities in respect of the Assigned Contracts and the Real Property Leases but only to the extent that such Liabilities are required to be performed after the Closing Date.

(b) Excluded Liabilities.  Notwithstanding the provisions of Section 2.6(a) or any other provision in this Agreement to the contrary notwithstanding, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller of any kind or nature whatsoever other than the Assumed Liabilities (“Excluded Liabilities”).  Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy.  Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(i) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others including Capital West Partners;

(ii) any Liability for Taxes of Seller (or any Shareholder, Principal, or Affiliate of Seller) that arises out of the consummation of the Contemplated Transactions;

(iii) any Liabilities relating to or arising out of the Excluded Assets;

(iv) any Liabilities under any Contracts, including Intellectual Property Licenses, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(v) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business, the Leased Real Property, or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(vi) any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;

(vii) any recall, design defect, or similar claims of any products manufactured or sold or any service performed by Seller;

(viii) any environmental claims related to, associated with or arising out of the ownership, operation, use or control of the Purchased Assets, or adverse environmental conditions existing on, or as a result of the operations of, the Purchased Assets, before or as of the Closing Date, whether arising under Environmental Requirements, or in any way arising in connection with the presence, release or threatened Release of any Hazardous Materials at, on, to or from (i) the Purchased Assets, or (ii) any real property at which contaminants generated by operations of the Purchased Assets were sent prior to the Closing Date;

(ix) any Liability attributable to or incurred by Seller before the Effective Time arising from, or relating to any Benefit Plan sponsored, maintained, contributed to or required to be contributed to by Seller for the benefit of any current or former Affected Employee;

(x) other than amounts included as Accounts Payable as of the Closing Date, any Liabilities of Seller for any present or former employees, agents or independent contractors of Seller, including (i) any Liability associated with any claims for wages or other benefits, workers' compensation, severance, retention, termination, or other payments relating to any period before the date of Closing, and (ii) any Liability with respect to wages or benefits paid or payable to Seller’s employees before the Effective Time, including any penalties or assessments made by a Governmental Authority or Damages from litigation based on Seller’s failure to pay the proper amount of wages and benefits due under Law; and

(xi) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law.

2.7    Allocation of Purchase Price

The Parties agree for purposes of all Tax Returns to be filed by the Parties, the Purchase Price will be allocated for tax purposes among the various Purchased Assets and Assumed Liabilities in accordance with the principles set forth in Schedule 2.7 (the “Allocation Schedule”).

2.8    Third Party Consents

To the extent that Seller's rights under any Contract, Real Property Lease, or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible.  If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.  Notwithstanding any provision in this Section to the contrary, Buyer shall not be deemed to have waived its rights under Section 8.2(d) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the Contemplated Transactions at Closing.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF SELLER

Each of the Shareholders, the Principals, and Seller jointly and severally represents and warrants to Buyer, as of the date hereof and as of the Closing Date as if made on the Closing Date, as follows:

3.1    Organization and Authority

(a) Seller is a corporation duly organized, validly existing and in good standing under the Laws of the Province of British Columbia.  Seller is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such qualification necessary.  Seller has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as now conducted.

(b) The articles of incorporation and the bylaws and all amendments thereto, and the minute books, stock ledgers and stock transfer records of Seller furnished to Buyer for review are accurate and complete.  Except as set forth in Section 3.1(b) of the Disclosure Statement, such minute books contain the minutes of all meetings of the shareholders and the board of directors, and all committees thereof, of Seller.  Such stock ledgers and stock transfer records reflect all issuances and registrations of transfer of all shares of Seller’s capital shares.

(c) Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.  The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the Contemplated Transactions have been duly and validly approved by the Board of Directors and the shareholders of Seller, and no other corporate proceedings on the part of Seller or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the Contemplated Transactions.  This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws which affect the enforcement of creditors’ rights generally and principles of equity.

3.2    Conflicting Instruments; Consents

(a) Except as set forth in Section 3.2(a) of the Disclosure Statement, the execution and delivery by Seller of this Agreement does not, and the consummation of the Contemplated Transactions will not, violate any provision of the articles of incorporation or the bylaws of Seller, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Seller under, conflict with or result in a breach of, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any third party the right to accelerate any obligation under, any agreement, mortgage, license, lease, indenture, instrument, order, arbitration award, judgment or decree to which Seller is a party or by which Seller, or any assets or properties of Seller, are bound or affected.

(b) The execution and delivery by Seller of this Agreement does not, and the consummation of the Contemplated Transactions will not, result in a violation of, or require any authorization, approval, consent or other action by, or registration, declaration or filing with or notice to, any Governmental Authority pursuant to any Law applicable to Seller (including, without limitation, federal and provincial securities Laws), other than required filings under the Investment Canada Act.  There is no pending or, to the best of Seller’s Knowledge, threatened action, suit, proceeding, or investigation before or by any court or governmental body or agency, to restrain or prevent the consummation of the transactions contemplated by this Agreement or that might affect the right of Seller to operate its business after the Closing Date.

(c) Included in Section 3.2(c) of the Disclosure Statement is a description of (i) all amounts that may become payable; (ii) all Seller contracts that may be in default or be breached, assuming no consents or waivers are obtained; and (iii) any expense or loss that may be realized under GAAP, as a result of or in connection with the transactions contemplated by this Agreement to the extent such amounts can be determined from examination of Seller’s books, records, and documents.

(d) The transactions contemplated by this Agreement are not subject to any control shares, affiliated transactions, fair price, or moratorium provision of Law.

3.3    Capitalization; Subsidiaries and Affiliates

(a) Seller has an authorized capital consisting of 10,000 Class A common shares, no par value per share, of which 150 shares are issued and outstanding as of the date hereof and 10,000 Class B common shares, no par value per share, of which 150 shares are issued and outstanding as of the date hereof.  All outstanding shares have been duly authorized and validly issued, are fully paid and non-assessable.  Section 3.3(a) of the Disclosure Statement sets forth a true and complete list of all shareholders of Seller as of the date of this Agreement, the number of shares, the date such shares were transferred to the Shareholders, each shareholder’s taxpayer ID number and address.

(b) There is no entity with respect to which:  (i) Seller beneficially owns, directly or indirectly, any outstanding stock or other ownership interests of such entity; (ii) Seller may be deemed to be in control because of factors or relationships other than the quantity of stock or other interests owned; (iii) Seller may be liable under any circumstances for the payment of additional amounts with respect to its interest, whether in the form of assessments, capital calls, installment payments, general partner liability or otherwise; or (iv) Seller’s investment is accounted for by the equity method.

(c) The business of Seller is conducted by Seller and is not directly or indirectly conducted through any other Affiliate of Seller, or by any other entity.  In the case of Seller, the term “Affiliate” shall include, but not be limited to, the Shareholders, the Principals and the Affiliates of Seller, the Shareholders, and the Principals.  Affiliates of Shareholders include the general partner, manager, or managing entity of any Shareholder, and the Affiliates of Principals include the spouse, siblings, ancestors, and lineal descendants of any Principal.  To the Knowledge of Seller, no Affiliate of Seller has any direct or indirect interest in any creditor, competitor, supplier, customer, or lessor of Seller.

(d) No Affiliate of Seller is a party to any agreement or arrangement with Seller: (i) providing for the furnishing of raw materials, products, services, guarantees, or funds to or by, or (ii) providing for the sale or rental of real or personal property to or from, any such Affiliate.

(e) Following the Closing, Seller will not have any obligations of any kind to any Seller, Shareholder, Principal, or Affiliate of any of them except for (i) accrued salary and benefits to Joseph for the pay period commencing immediately prior to the Closing Date; and (ii) the obligations set forth in Section 3.3(e) of the Disclosure Statement.

(f) Seller has not made or committed to make any investment in or advance or loan to or guarantee of any Person, except as set forth in the Financial Statements.

3.4    Title to Purchased Assets

Seller has good and valid title to, or a valid leasehold interest in, all Purchased Assets.  All such Purchased Assets (including leasehold interests) are free and clear of Liens except for the Permitted Liens.  The Purchased Assets constitute all or substantially all of the assets necessary to carry on the Business after the Closing in the same manner as carried on before the Closing.

3.5    Financial Statements

(a) Seller has furnished Buyer (and with respect to clause (iii) will furnish immediately after they become available, and with respect to clause (v) will furnish in connection with Closing) with copies of the following (collectively, the “Financial Statements”):  (i) the reviewed financial statements of Seller for the fiscal years ended June 30, 2008 and June 30, 2009, (ii) the draft audited financial statements of Seller for the fiscal year ended June 30, 2010 (the “Draft Audited Financial Statements”) (the June 30, 2010 balance sheet being referred to as the “Draft Balance Sheet”); (iii) the final audited financial statements of Seller for the fiscal year ended June 30, 2010 (the “Final Audited Financial Statements”) (the June 30, 2010 balance sheet being referred to as the “Final Balance Sheet”); (iv) the internally prepared financial statements of Seller for the months ended July 31, 2010, August 31, 2010, and September 30, 2010, and (v) the financial statements of Seller for the 12-month period ended October 31, 2010 (the October 31, 2010 balance sheet being referred to as the “Closing Balance Sheet”).  The Financial Statements for each of the foregoing periods include statements of income and retained earnings, shareholders’ equity, cash flow, and balance sheets as at the end of the period.

(b) The Financial Statements:  (i) are correct and complete in all material respects at such date and for the fiscal period then ended and have been prepared in accordance with GAAP, except as otherwise indicated in such statements; (ii) reflect and provide adequate reserves or provisions in respect of all known liabilities of Seller, including all known contingent liabilities, as of their respective dates; and (iii) present fairly, in all material respects, the financial condition of Seller at such date and the  results of its operations for the fiscal period then ended; subject to the effect of year-end adjustments and omission of footnotes for unaudited financial statements. The Final Audited Financial Statements will be delivered to Buyer no later than seven (7) days from the date of this Agreement.  The Final Audited Financial Statements will be identical to the Draft Audited Financial Statements, except for changes that will not have a material impact on EBITDA as calculated per Schedule 2.3(a).

(c) Set forth in Section 3.5(c) of the Disclosure Statement are reports showing year-to-date sales information and comparable store net sales information for each of Seller’s retail store locations (i) for the year ended June 30, 2008 compared with the year ended June 30, 2009; (ii) for the year ended June 30, 2009 compared with the year ended June 30, 2010; and (iii) for each month ended since June 30, 2010 compared to the same month one year earlier, with months ending after the date hereof to be furnished to Buyer as they become available.  Such reports are true and complete and correctly present actual year-to-date sales and comparable store net sales of Seller in all material respects and will be updated at Closing.  The Parties agree that such reports constitute key information which Buyer has relied on in deciding to purchase the Business and determining the Purchase Price.

(d) Except as set forth in Section 3.5(d) of the Disclosure Statement or the Financial Statements, Seller has no liabilities or obligations, whether accrued or not accrued, absolute or contingent, fixed or variable, known or unknown, asserted or unasserted, matured or not matured, or otherwise, existing, arising out of, or relating to any transaction entered into, or state of facts existing, on or prior to the date of this Agreement other than liabilities and obligations incurred since December 31, 2009 in the ordinary course of business consistent with past practice, and which are not, individually or in the aggregate, material in amount.

3.6    Real Property

(a) Seller owns no real property.  Set forth in Section 3.6(a) of the Disclosure Statement is a description of each lease of real property under which Seller is a lessee, sublessee, or sublessor (the “Leased Real Property”).  True and complete copies of all leases to which Seller is a party respecting any real property and all other instruments granting such leasehold interests, rights, options or other interests (the “Real Property Leases”), have been delivered to Buyer; provided, however, that Real Property Leases shall be deemed to include any leases executed after the Effective Time, the principal terms of which were negotiated and agreed to by Seller before the Effective Time, and Leased Real Property shall be deemed to include any real property subject to such Real Property Leases.  Set forth in Section 3.6(a) of the Disclosure Statement is a list of all locations where Seller is negotiating the terms of a real property lease as of the date of this Agreement or is expecting to enter into negotiations for a real property lease before the Closing Date, including for each location its street address or name of shopping center and the projected opening date of the related store.  Seller is the sole owner of all leasehold interests, as lessee, sublessee, or sublessor, in all Leased Real Property for the lease terms set forth in and pursuant to the provisions of the Real Property Leases.

(b) With respect to the Real Property Leases generally and any Real Property Lease in particular, no breach or event of default has been committed by Seller or, to Seller’s Knowledge, by any other party to any of the Real Property Leases, and no event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default by Seller or, to Seller’s Knowledge, by any other party, has occurred and not been remedied.  Seller has operated each Acquired Store in compliance with the terms of the related Real Property Lease, including the permitted use and restricted use provisions.  Except as set forth in Section 3.6(b) of the Disclosure Statement, all the Real Property Leases are in full force and effect and are valid in accordance with their terms.  All rental and other payments due under each of the Real Property Leases have been duly paid in accordance with the terms of such Real Property Lease or fully accrued on the Financial Statements.  The interest of Seller in the Real Property Leases has not been pledged by Seller and is not subject to any Lien except the Permitted Liens.

(c) Except as stated in any Real Property Leases, Seller is not a party to, nor is it obligated under any option, right of first refusal or other contractual right to sell or dispose of its interest in any of the Real Property Leases to any Person other than Buyer.

(d) Seller has not received any notice of any pending claim of uncured default by any landlord or other third party under any Real Property Lease or regarding any Leased Real Property.  Seller has the right to use such Leased Real Property for the operations presently conducted.  Seller is the tenant under all Real Property Leases except as set forth in Section 3.6(d) of the Disclosure Statement.

(e) There is no contract or agreement to which Seller is a party, other than the Real Property Leases, affecting any of the Leased Real Property for which Buyer will be liable after Closing, or which is not terminable on thirty (30) days notice without premium or penalty.

(f) Seller has not received any written notice of or has no actual Knowledge of (i) any pending, threatened or contemplated condemnation proceeding affecting any of the Leased Real Property or any part thereof, or of any sale or other disposition of any of the Leased Real Property or any part thereof in lieu of condemnation, or (ii) any special assessment proceedings, litigation or other dispute affecting any portion of the Leased Real Property or the Real Property Leases, or (iii) any pending or threatened enforcement proceeding by any Governmental Authority relating to an alleged zoning or building code violation affecting any portion of the Leased Real Property, or (iv) any appeal of a real property tax assessment where the lessee under any Real Property Leases would be liable for the payment of certain real estate taxes.

(g) Except as stated in the Real Property Leases, consents by the lessors under the Real Property Leases are required for the assignment of the Real Property Leases to Buyer.

(h) Except as disclosed in Section 3.6(h) of the Disclosure Statement, all tenant improvements required to be performed to any Leased Real Property by the lessor or the lessee pursuant to the Real Property Leases have been completed and paid or accrued for.

(i) to Seller’s Knowledge and except as set forth in 3.6(i) of the Disclosure Statement, there are no agreements in effect with, or any use exclusives or restrictions in favor of any Person (other than the landlord on the terms stated in the Real Property Leases) which would prevent or restrict the use of any of the Leased Real Property for the sale of multi-price merchandise including, without limitation, beverages and fresh, frozen, refrigerated or pre-packaged food, health and beauty products, arts and crafts, artificial floral and plant products, greeting cards, toys, party products, or seasonal decorations or products.  Seller has the right to use the Leased Real Property for the operations presently conducted.

(j) No labor has been performed or material furnished for any of the Leased Real Property for or on behalf of Seller for which Seller has not heretofore fully paid or accrued, or for which any Lien could be lawfully claimed by any Person.

(k) Seller possesses and will possess at Closing all Permits that are necessary in connection with the leasing, occupancy, maintenance or operations of any of the Leased Real Property, and Seller has neither received notice nor has actual Knowledge that Seller is in violation of any Permits.

(l) to Seller’s Knowledge, except as disclosed in Section 3.6(l) of the Disclosure Statement, all Leased Real Property is supplied with separately metered utilities and other services necessary for the operation of such Leased Real Property, and Seller has not received written notice or otherwise does not have actual Knowledge that (a) any of the Leased Real Property does not either abut on or have direct vehicle access to a public road, or (b) the improvements constituting any of the Leased Real Property are not located within the boundary lines of any of the Leased Real Property or are in violation of applicable setback requirements, zoning laws and ordinances.

(m) To Seller’s Knowledge all buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets which are owned, leased or used by Seller are structurally sound, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), and are usable in the ordinary course of business.

3.7    Personal Property

(a) Section 3.7(a) of the Disclosure Statement sets forth a complete and accurate list of all the personal properties and assets owned, leased or used by Seller as of the date of this Agreement, specifying whether and by whom each such asset is owned or leased and, in the case of leased assets, indicating the parties to, execution dates of and annual payments under, the lease.

(b) Seller has good and marketable title to all personal property reflected on the Balance Sheet and all personal property acquired by Seller since June 30, 2010 (except such personal property as has been disposed of in the ordinary course of business), free and clear of any Impairments, except for those Impairments, if any, that individually or in the aggregate are not material. “Impairment” shall mean any title defect, lien, encumbrance, security interest, or restriction of any form, except (a) liens securing debt reflected as liabilities on the Balance Sheet, (b) liens for current Taxes not yet due and payable, and (c) mechanics’, carriers’, workmen’s, repairmen’s, statutory or common law liens relating to payments that are not delinquent.

(c) With respect to personal properties and assets that are leased (“Leased Personal Property”), Seller has a valid leasehold interest in such Leased Personal Property and all such leases are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto.  None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of any of the terms of any such lease.  Leased Personal Property does not include Leased Real Property.

3.8    Inventories

All Inventory was or will be purchased in the ordinary course of business.  Except to the extent reserved for or marked-down in the Financial Statements, all items of Inventory (i) are of good and merchantable quality for sale or use in the ordinary course of business and are not spoiled, obsolete, damaged, crushed, defaced, defective, past their expiration date, or subject to recall, (ii) are in conformity with all applicable government requirements (including the federal Consumer Packaging and Labeling Act, the Hazardous Products Act, the Competition Act, the Food and Drugs Act, the Textile Labeling Act, the Canadian Electrical Code, the National Fire Code any regulations promulgated under the foregoing acts, and any provincial legislation or other legal requirements relating to product safety and labeling laws and regulations), and (iii) do not violate the Intellectual Property (as defined in Section 3.20 below) rights of any third party.  Inventory included on the Closing Balance Sheet will be valued at the lower of cost or net realizable value.  The Inventory is reasonably adequate for the conduct of the business of Seller and Inventory levels are not in excess of normal operating requirements of Seller, all as consistent with past practices.

3.9    Personnel

(a) Section 3.9(a) of the Disclosure Statement contains a true and complete list of all officers and managers of Seller, specifying their title, annual rate of compensation, hire date, location of employment, and bonus eligibility and a true and complete list of all employees of Seller as of the date hereof, specifying their title, hourly rate and/or annual salary, hire date, and location of employment, with whom Seller has a written employment agreement or to whom Seller has made verbal commitments which are binding on Seller under applicable law to create an employment relationship or who may otherwise be considered to be employees under applicable law or equity.  to Seller's Knowledge, no listed employee of Seller is in violation of any term of any employment contract, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Seller, except for those violations, if any, that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Seller.

(b) Since December 31, 2009, there has been no material change in the rate of total compensation for services rendered, including without limitation bonuses and deferred compensation, for any of Seller’s employees except for changes made in the ordinary course of business and changes listed on the Disclosure Statement.

(c) Seller has complied with each, and is not in violation of any, Law relating to human rights and equal employment opportunities and there are, and have been, no violations of any other Law respecting the hiring, hours, wages, occupational safety and health, workers’ compensation, pay equity, employment, promotion, termination or benefits of any employee or other Person.  Seller has filed, maintained, and/or posted all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, workers’ compensation, pay equity, employment, promotion, termination or benefits of any employee or other Person, and will continue to maintain and/or timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.

(d) Seller has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

3.10 Labour Matters

(a) Seller is not a party to any contract or collective bargaining agreement with any union or labour organization nor is Seller negotiating any such contract or collective bargaining agreement.  No application for certification, organization, or representation question is pending respecting the employees of Seller and no such application has been filed or question has been raised within the preceding three years.  There have not been since 2007, and there are not pending or threatened any labour disputes, work stoppages, requests for union representation, unfair labour practice complaints, pickets, work slow-downs due to labour disagreements or any actions or arbitrations which involve the labour or employment relations of Seller.

(b) All obligations, deductions, and remittances of Seller, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, Canada Pension Plan, salaries, wages, bonuses, sick leave, vacation, payroll taxes, workers’ compensation, employer health tax, Goods and Services Tax or Harmonized Sales Tax, as applicable, and under the ETA, and other forms of compensation payable to the officers, directors and other employees and independent contractors of Seller have been accrued or paid and/or remitted to the relevant Governmental Authority or other entity in the ordinary course of business, up to and including the date of Closing.

(c) Except as set forth in Section 3.10(c) of the Disclosure Statement, there is no controversy pending between Seller and any of its employees or former employees.  to Seller’s Knowledge, no complaint is pending against Seller before any provincial labour relations board or any federal, provincial, or local agency regarding its employees or former employees.  Seller has complied, in respect of its employees, in all material respects with all applicable federal and provincial statutes, regulations, orders and restrictions and other subdivisions thereof (including, without limitation, all provincial legislation relating to employment standards, labour relations, human rights, pay equity, occupational health and safety, workers’ compensation, accurate timekeeping for hourly employees, and time periods for meals and rest breaks), all foreign jurisdictions and all agencies and instrumentalities of the foregoing.  Seller is not a party to any outstanding proceedings, charges, claims, complaints, decisions, orders, applications, investigations, or prosecutions concerning Seller under any employment or labour-related legislation, by-laws, or statutory regulations nor are there any unsatisfied judgments, directions, awards, orders, or decisions or any court, tribunal or agency involving Seller and any of its current or former employees.

(d) Seller has furnished Buyer with copies or true, accurate, and complete summaries of all claims, complaints, actions, reports, minutes of settlement, releases, or other documents in Seller’s files concerning Seller or its employees made by or against Seller during the past two years pursuant to all federal and provincial legislation relating to employment standards, labour relations, human rights, pay equity, occupational health and safety, and workers’ compensation or any other federal or provincial Laws relating to employment of labour.

(e) Except as disclosed on Section 3.10(e) of the Disclosure Statement, no employee or former employee of the Seller is in receipt of, or may have a potential claim for, benefits under any weekly indemnity, sickness and accident, long term disability, or workers’ compensation plan or arrangement or any other form of disability benefit program.

3.11 Environmental Matters

(a) Seller has not engaged in or permitted any operation or activity at or upon, or any use or occupancy of, any Leased Real Property for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, reclaiming, recycling, dumping or disposal (whether legal or illegal, accidental or intentional, integral or incidental to the operations at the affected site) of any Hazardous Materials (as defined below) on, under, in or about any Leased Real Property.

(b) All Leased Real Property and all activities thereon, currently comply with all Environmental Requirements, except for non-compliance, if any, that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Seller or the Leased Real Property.

(c) Seller has not received any notice or other communication concerning and Seller does not have any Knowledge of (A) any violation or alleged violation of Environmental Requirements, whether or not corrected or (B) any alleged liability for Environmental Damages (as defined below) in connection with any Leased Real Property.  No writ, injunction, decree, order, or judgment relating to the foregoing is outstanding.  There is no lawsuit, claim, proceeding, citation, directive, summons, or investigation pending or, to Seller’s Knowledge, threatened against Seller with respect to any alleged violation of or liability under any applicable Environmental Requirements or the presence of any Hazardous Materials thereon.

(d) Seller has not entered into, agreed to or contemplates entering into any consent decree or order, or is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Requirements.

(e) For the purposes of this Agreement:

(i) “Environmental Damages” means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs and expenses of defense of a claim (whether or not such claim is ultimately defeated), good faith settlements of judgment, and costs and expenses of reporting, investigating, removing and/or remediating Hazardous Materials, of whatever kind or nature, contingent or otherwise, including reasonable attorney’s fees and disbursements and consultants’ fees, any of which arise out of or relate to the existence of Hazardous Materials at, upon, about or beneath the Leased Real Property or migrating or threatening to migrate to or from the Leased Real Property.

(ii) “Environmental Requirements” means all applicable statutes, regulations, rules, ordinances, codes, policies, advisories, actions, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items of all federal, provincial, and local governmental branches agencies, departments, commissions, boards, bureaus or instrumentalities domestic and foreign, having jurisdiction and all applicable judicial and administrative and regulatory decrees, judgments and orders and all covenants running with the land that relate to the protection of health or the environment, including those that relate to the existence, handling, manufacture, treatment, storage, use, generation, release, discharge, refining, recycling, reclaiming or disposal of Hazardous Materials.

(iii) “Hazardous Materials” means any substance: (A) the presence of which requires reporting, investigation, removal or remediation under any Environmental Requirement; (B) that is defined as a “hazardous waste,” “hazardous substance” or “pollutant” or “contaminate” under any Environmental Requirement; (C) that is toxic, explosive, corrosive, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Requirement; (D) the presence of which on any Leased Real Property causes a nuisance upon any Leased Real Property or to adjacent properties or poses a hazard to the health or safety of persons on or about any Leased Real Property; (E) the presence of which on adjacent properties constitutes a trespass by Seller; or (F) that contains PCBs, asbestos or urea formaldehyde foam insulation.

(f) Seller has furnished Buyer with true and complete copies of all claims, complaints, reports, assessments, audits, investigations, and other documents in the possession of Seller made by, on behalf of or against Seller during the past five (5) years pertaining to Environmental Requirements or Hazardous Materials.

3.12 Benefit Plans

(a) “Benefit Plans” means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered to which Seller is a party or bound by or in which the Employees participate or under which Seller has, or will have, any liability or contingent liability or, pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of its employees or former employees, directors or officers, individuals working on contract with Seller or other individuals providing services to it of a kind normally provided by employees (or, any spouses, dependants, survivors or beneficiaries of any such persons).

(b) Section 3.12(b) of the Disclosure Statement sets forth a complete list of all the Benefit Plans.  Seller does not have any surviving obligations under any Benefit Plans that have been wound-up.

(c) Each Benefit Plan is, and has been, established, registered, qualified, amended, funded, administered, and invested in compliance with the terms of such Benefit Plan and all applicable Laws.

(d) Seller has complied with all of its obligations in respect of the Benefit Plans.

(e) Seller has no formal plan nor has made any promise or commitment, whether legally binding or not, to create any additional Benefit Plan or to improve or change the benefits provided under any Benefit Plan.

(f) None of the Benefit Plans provide for benefit increases or the acceleration of, or an increase in, funding obligations that are contingent upon, or will be triggered by, the entering into of this Agreement or the completion of the transactions contemplated herein.

(g) All employer or employee payments, contributions and premiums required to be remitted, paid to or in respect of each Benefit Plan have been paid or remitted in a timely fashion in accordance with its terms and all applicable Laws.  No Taxes, penalties, or fees are owing or exigible under or in relation to any Benefit Plan.

(h) Seller neither sponsors nor participates in Benefit Plans that relate to retirement or retirement savings including pension plans, pension or supplemental pensions, “registered retirement savings plans” (as defined in the Canadian Tax Act), “registered pension plans” (as defined in the Canadian Tax Act) and “retirement compensation arrangements” (as defined in the Canadian Tax Act) or that are insurance or benefit plans subject to Taxes payable by an employer under retail sales tax or similar legislation.

(i) There are no entities other than Seller participating in any Benefit Plan.

(j) All employee data necessary to administer each Benefit Plan is in the possession of Seller and is in a form which is sufficient for the proper administration of the Benefit Plan in accordance with its terms and all applicable Laws and such data is complete and correct.

(k) None of the Benefit Plans provide benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependants of such employees.

(l) None of the Benefit Plans, or any insurance contract relating thereto, require or permit a retroactive increase in premiums or payments, or require additional premiums or payments on termination of the Benefit Plan or any insurance contract relating thereto.

(m) Seller has made available to Buyer true, correct and complete copies of all documents relating to the Benefit Plans, including but not limited to:  (i) all plan documents, amendments, trust instruments and other material agreements adopted or entered into in connection with each of the Benefit Plans; (ii) all insurance and annuity contracts related to any Benefit Plans; (iii) all administrative notices and forms used for the Benefit Plans, including the notices and election forms used to notify employees and their dependents of their continuation coverage rights under the group health plans of Seller; and (iv) the most recently available financial statements, actuarial reports and summary plan descriptions for the Benefit Plans, if applicable.  Since the date these documents were supplied to Buyer, no plan amendments have been adopted, no changes to these documents have been made, and no amendments or changes will be adopted or made prior to the Closing Date.

(n) All Benefit Plans and the related trusts comply and have been administered in compliance with (i) all provisions of the Canadian Tax Act and the ETA applicable to secure the intended tax consequences; (ii) all applicable provincial and federal securities Laws; and (iii) all other applicable laws, rules, regulations and collective bargaining agreements, except where the failure to so comply or to be so administered would not result in any monetary penalty against Seller.  Seller has not received any written notice from any governmental agency or instrumentality questioning or challenging such compliance.

(o) None of the Benefit Plans provides welfare benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service.

(p) Levels of insurance reserves, trust funding, and accrued liabilities with regard to all Benefit Plans (to which such reserves or liabilities do or should apply) are set forth in the Financial Statements, and such levels are reasonable and sufficient to provide for all incurred but unreported claims and any retroactive or prospective premium adjustments.

(q) The records of Seller accurately reflect its employees’ employment histories, including their hours of service and eligibility service.

(r) There is no pending or, to Seller’s Knowledge, threatened complaint, claim (other than a routine claim for benefits), proceeding, audit, or investigation of any kind in or before any court, tribunal, or governmental agency with respect to any Benefit Plan.

3.13 Compliance with Law

Seller has not violated any applicable Law of Canada, any province or other subdivisions thereof, any applicable foreign jurisdiction, any agencies or instrumentalities of the foregoing, and any national or international self-regulatory bodies and authorities in respect of the conduct of Seller’s business and ownership of its properties.

3.14 Litigation

Except in the ordinary course of business or as set forth in Section 3.14 of the Disclosure Statement, there is no Action pending or, to the Knowledge of Seller, threatened, against or affecting Seller or the assets, properties or business of Seller or relating to or involving the transactions contemplated by this Agreement, at law or in equity, or before or by any arbitrator or any Governmental Authority.  Seller is not subject to any order, writ, injunction, or decree known to or served upon Seller.  Except as set forth in Section 3.14 of the Disclosure Statement, there is no pending action or suit brought by Seller against any other person or entity, nor is such an action or suit currently contemplated.  All pending proceedings relating to or involving Seller (or any of its officers or directors as such) are adequately provided for in the Balance Sheet in accordance with GAAP.

3.15 Material Contracts

(a) Except as set forth in Section  3.15(a) of the Disclosure Statement, Seller is not a party to any written or oral:

(i) contract material to the business of Seller or contract not made in the ordinary course of business;

(ii) consulting agreement or contract for the employment of any officer, employee or other person on a full-time, part-time or consulting basis;

(iii) agreement, mortgage, indenture, loan or credit agreement, security agreement, guaranty or indemnity or other agreement or instrument relating to the borrowing or lending of money or extension of credit or providing for the mortgaging or pledging of, or otherwise placing a lien or security interest on, any assets or properties of Seller;

(iv) option, warrant or other contract for the purchase of any debt or equity security of any corporation, or for the issuance of any debt or equity security, or the conversion of any obligation, instrument or security into debt or equity securities, of Seller;

(v) settlement agreement of any administrative or judicial proceedings within the past two years;

(vi) Intellectual Property (including trademark) licensing agreement;

(vii) contract for the purchase of materials, supplies, goods, services, equipment or other assets and that involves or would reasonably be expected to involve annual or aggregate payments by Seller of $50,000 or more;

(viii) contract that (A) continues over a period of more than six months from the date of this Agreement or (B) involves payments to or by Seller exceeding $50,000, other than arrangements disclosed pursuant to the preceding subsections (i) through (vii); or

(ix) contract that provides for the indemnification by Seller of any Person, the undertaking by Seller to be responsible for consequential damages, or the assumption by Seller of any Tax, environmental or other Liability.

(b) Seller is not in material breach of or in material default under any of the Contracts, obligations or commitments set forth in Section 3.15(a) of the Disclosure Statement.  Except as set forth in Section 3.15(b) of the Disclosure Statement, the execution and delivery of this Agreement and the consummation of the Contemplated Transactions will not (i) violate, or conflict with, or result in a breach of any provision of or constitute a default (or an event which, with the giving of notice the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Seller under any of the terms or conditions of any Contract except such violation, conflict or breach which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Seller or would not materially delay the Acquisition or (ii) require the consent of any party (other than Seller) to any Contract.  Seller has furnished Buyer with a true and complete copy of all written contracts, obligations or commitments set forth in Section 3.15(b) of the Disclosure Statement.

3.16 Conduct of Business

Except as expressly provided for in this Agreement, since December 31, 2009, Seller has conducted its business in the ordinary course, including the opening of new stores and replacement of Seller warehouse consistent with past practices and store plans, has maintained its assets and properties in reasonably good order and condition (other than wear as may be accounted for by reasonable use) and as is necessary to continue to conduct its business, and has not:

(a) incurred any obligation or liability (absolute, accrued, contingent or other), except in the ordinary course of business or in connection with the performance of this Agreement;

(b) except as set forth in Section 3.16(b) of the Disclosure Statement, discharged or satisfied any Lien, or paid or satisfied any Liability (absolute, accrued, contingent or other), other than Liabilities reflected on the Balance Sheet or incurred since December 31, 2009 in the ordinary course of business;

(c) except as set forth in Section 3.16(c) of the Disclosure Statement, increased or established any provision or reserve for Taxes or other liabilities on its books or otherwise provided therefor;

(d) mortgaged, pledged or subjected to any Lien any of the assets or properties of Seller;

(e) sold, assigned or transferred any asset, property or business or canceled any debt or claim or waived any right, except in the ordinary course of business;

(f) granted any increase in the compensation (including bonuses and deferred compensation) payable to any officer, director, or consultant, or granted any material increase in compensation payable to any other employee or agent of Seller;

(g) made or authorized any capital expenditure for additions to plant and equipment accounts of Seller in excess of $50,000 in the aggregate except as may have been necessary for ordinary repair, maintenance and replacement and except for commercially reasonable costs of new store openings and replacement of warehouse facility consistent with past practice;

(h) made any loan to any shareholder or employee or any relative or Affiliate of any shareholder or employee, or declared, set aside or paid to any shareholder any dividend or other distribution in respect of its capital shares, or redeemed or purchased any of its capital shares, or agreed to take any such action;

(i) transferred any asset or paid any commission, salary or bonus to any 3% or greater shareholder, except for salary paid to Joseph, or any relative or Affiliate of any 3% or greater shareholder or paid any rent, commission or fee to any 3% or greater shareholder or any relative or Affiliate of any such shareholder other as disclosed on the Disclosure Statement;

(j) entered into or agreed to enter into any transaction with or for the benefit of any shareholder or employee or any relative or Affiliate of any shareholder or employee, other than the transactions contemplated by this Agreement, or paid any amounts to shareholders other than interest when and as due on shareholder loans;

(k) issued, sold or transferred, or agreed to issue, sell or transfer, any stock, bond, debenture or other security of Seller;

(l) experienced material damage, destruction or loss;

(m) made any change in Seller’s accounting methods or practices (including any change in depreciation or amortization policies or rates);

(n) made any revaluation of its assets;

(o) made any declaration, setting aside or payment of a dividend or other distribution or deposit with respect to the capital shares of Seller or direct or indirect redemption, purchase or other acquisition by Seller of any of its capital shares;

(p) waived  or released any material right or claim of Seller, including any write-off or other compromise of any account receivable of Seller other than in the ordinary course of business and consistent with past practices;

(q) experienced any material adverse change in its business, financial condition or results of operations;

(r) except as set forth in Section 3.16(r) of the Disclosure Statement, paid or accrued any transaction fees or other expenses with respect to the Contemplated Transactions; or

(s) increased or obligated itself to increase the compensation of Joseph or paid any compensation to any other Principal.

3.17 Tax Matters

(a) Except as set forth in Section 3.17(a) of the Disclosure Statement, Seller has duly and timely paid all Taxes, including installments on account of Taxes that are due and payable by it, to the relevant Governmental Authority, for all periods ending on or prior to the Closing Date, including, for greater certainty, those Taxes that are capable of resulting in any Liens on the assets or properties of Seller or which could become a liability or obligation of Buyer.  There are no Liens for Taxes upon the assets or properties of Seller.

(b) No notice of assessment or reassessment for Taxes have been issued to Seller by a Governmental Authority for any period ending on or prior to the Closing Date which has not been paid or resolved.  Seller is not in the process of negotiating any proposed assessment or reassessment with any Governmental Authority.  Seller has not received any indication from any Governmental Authority that an assessment or reassessment is proposed in respect of any Taxes or Tax Returns, regardless of its merits.  To the Knowledge of Seller, there are no inquiries, audits, investigations, disputes, objections, appeals, claims or other proceedings either in progress, pending or threatened against Seller relating to any liability in respect of Taxes of Seller.

(c) Seller has made adequate provision in the Financial Statements for all Taxes (whether or not shown on any Tax Return) payable by it that relate to periods covered by such Financial Statements; and the provisions for Taxes in such Financial Statements are sufficient to cover all liabilities for Taxes of Seller that are accrued and are owing by Seller for all periods covered by such Financial Statements.

(d) Seller has duly and timely withheld all Taxes and other amounts required by applicable law to be withheld by it, including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited, or deemed to be paid or credited, by it to or for the account or benefit of any Person, including any former or current employees, officers or directors and any non-resident Person, and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by applicable law to be remitted by it, for all periods ending on or prior to the Closing Date.

(e) Seller has collected, remitted and paid all amounts on account of any sales, use or transfer Taxes, including, without limitation, as applicable, Goods and Services Tax imposed under Part IX of the ETA, Harmonized Sales Tax under the ETA, and provincial sales Taxes, required by applicable Law to be collected, remitted, or paid by it to the appropriate Governmental Authority.

(f) Seller is in full compliance with all registrations, reporting and recordkeeping obligations in respect of all federal and provincial retail sales tax legislation.  Seller is registered for the purposes of Part IX of the ETA, having registration number 872418215RT and is in full compliance with all obligations of a registrant.

(g) Seller does not have indebtedness outstanding owing to it by a Person or Persons not dealing at arm’s length with Seller or owing by Seller to a Person or Persons not dealing at arm’s length with Seller.

(h) Seller has not entered into, participated in, or implemented any transactions (including any reorganization transactions whatsoever) alone or together with any Person or Persons that could give rise to material adverse Tax consequences for Seller or Buyer in respect of any period ending on or prior to the Closing Date.

(i) The information relating to each of the matters referred to above and disclosed in Section 3.17 of the Disclosure Statement is accurate and complete in all material respects.

(j) Seller is not, and is not deemed to be, a non-resident of Canada for purposes of the Canadian Tax Act.

3.18 Absence of Undisclosed Liabilities

Seller does not, to its Knowledge, have any indebtedness or liability, whether accrued, fixed or contingent, other than (a) liabilities reflected in the Financial Statements, (b) liabilities incurred in the ordinary course of business of Seller subsequent to December 31, 2009, and (c) liabilities, fixed or contingent, that are disclosed on Schedules to this Agreement or the Disclosure Statement.

3.19 Insurance

Set forth in Section 3.19 of the Disclosure Statement is a complete list and description of all policies of insurance, together with the premiums currently payable thereon, covering (i) damage to goods being sold, manufactured, shipped, held or otherwise processed by Seller, (ii) providing for fire, property, casualty, business interruption, personal or product liability, workers’ compensation and other forms of insurance coverage for Seller or its directors, officers or employees, or (iii) providing for fire, property, casualty and other forms of insurance coverage for the Leased Real Property.  All such policies are outstanding and in full force and effect, and the consummation of the Contemplated Transactions will not cause a cancellation or reduction in the coverage of such policies.  Except as set forth in Section 3.19 of the Disclosure Statement, there is no claim, action, suit, or proceeding arising out of or based upon any of such policies of insurance, and no basis for any such claim, action, suit or proceeding exists.  There is no notice of any pending or threatened termination with respect to any of such policies; all premiums due thereon have been paid; and Seller is in material compliance with all conditions contained therein.  Seller has not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by Seller under any such policies.

3.20 Intellectual Property

(a) Section 3.20(a) of the Disclosure Statement lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets that are not registered but that are material to the operation of the Business.  All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.  Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence, and other materials related to all Intellectual Property Registrations.

(b) Seller owns (or has the royalty-free right to use pursuant to license, sublicense, agreement, or permission) all Intellectual Property necessary and used for the operation of its business activities as presently conducted.  Each item of Intellectual Property owned or available for use prior to the Closing hereunder will be owned or available for use on the same basis by Buyer immediately subsequent to the Closing.  Seller has used its commercially reasonable efforts to protect each item of Intellectual Property that it owns.  Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither Seller, nor any officer, director, or employee of Seller has ever received any charge, complaint, claim, demand, or notice alleging such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party).  Without limitation of the foregoing, none of the products sold, distributed, provided, shipped, or licensed, by Seller, or which are currently under development, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property rights of any third party.

(c) Except as set forth in Section 3.20(c) of the Disclosure Statement, to the Knowledge of Seller, no third party has any rights to, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Seller.  Set forth in Section 3.20(c) of the Disclosure Statement is a list of all jurisdictions, and the locations in such jurisdictions, in which the corporate Names or any variations thereof are used by Seller.  Seller has the registered trademarks on the Names as disclosed in the Disclosure Statement.  Except as set forth in Section 3.20(c) of the Disclosure Statement, there is no actual or, to Seller’s Knowledge, threatened claim by any third party with respect to the use of such Names.  The use by Seller of the Names does not, to Seller’s Knowledge, infringe upon the rights of any third party and Seller has not granted any third party any right to use such Names or any variations thereof.

(d) Section 3.20(d) of the Disclosure Statement identifies (i) each license, agreement, or other permission which Seller has granted to any third party with respect to any of its Intellectual Property and (ii) each license, agreement, or other permission which has been granted to Seller by any third party with respect to any Intellectual property used in the operation of the business of Seller as presently conducted.  Except as set forth in Section 3.20(d) of the Disclosure Statement, there are no challenges (or, to Seller’s Knowledge, any basis therefor) with respect to the validity or enforceability of any Intellectual Property Assets of Seller.  Section 3.20(d) of the Disclosure Statement lists the status of any Actions before the Canadian Intellectual Property office or any other Governmental Authority anywhere in the world related to any of Intellectual Property Assets, including the due date for any outstanding response by Seller in such Actions.  Seller has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver, or unenforceability of the Intellectual Property Assets.  Section 3.20(d) of the Disclosure Statement lists all previously held registered trademarks or copyrights that Seller has abandoned, cancelled, forfeited, or relinquished during the 12 months prior to the date of this Agreement.

(e) Seller is the owner of all plans and concepts used or planned for use in the development and configuration of its retail stores, and no present or former officers, employees, or agents of Seller have any Intellectual Property rights with respect to such plans and concepts, provided that no representation is made as to whether any such plans and concepts constitute Intellectual Property.

3.21 Transactions with Related Parties

(a) Except as set forth in Section 3.21(a) of the Disclosure Statement, there are no outstanding notes payable to, accounts receivable from or advances by Seller to, and Seller is not otherwise a creditor of, any Shareholder or former shareholder of Seller or any relative or affiliate of any Shareholder or former shareholder of Seller.  Since December 31, 2009, Seller has not incurred any obligation or liability to, or become a creditor of any Shareholder or former shareholder of Seller or any relative or Affiliate of any Shareholder or former shareholder of Seller.

(b) Seller has not purchased or leased real property from any Shareholder, or entered into any arrangements or instruments granting such leasehold interests, or involving rights, options or other interests.

3.22     Permits

Seller has all franchises, licenses, permits, certificates and other authorizations from federal, provincial, local, or foreign governments or governmental agencies, departments or bodies (each a “Permit”) that are necessary for the conduct of its business and which, if not obtained, would, individually or in the aggregate, reasonably be expected to have Material Adverse Effect on Seller.  Section 3.22 of the Disclosure Statement contains a list of all Permits.  Seller has no Knowledge of any fact, error, or omission relevant to any Permit that would permit the revocation or withdrawal, or the threatened revocation or withdrawal, thereof.  To the extent that the Permits are assignable and as permitted by Law, Buyer will have the use and benefit of the Permits and the rights granted by the Permits immediately after the Contemplated Transactions have occurred.

3.23 Bank Accounts

Section 3.23 of the Disclosure Statement contains an accurate list of all bank accounts of Seller and the names of the person(s) authorized to sign on each such account.

3.24 Suppliers

No supplier which represented 10% or more of Seller’s total purchases during the most recent full fiscal year or interim period ended on December 31, 2009 has terminated or materially reduced sales to Seller.

3.25 No Brokers

Except as set forth in Section 3.25 of the Disclosure Statement, Seller has not dealt with any finder or broker in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions who may be entitled to a fee in connection therewith.  Any fees payable to any such finder or broker listed on the Disclosure Statement or otherwise claiming to be owed fees by Seller shall be the sole responsibility of Seller, to be accrued and paid by Seller after Closing out of the Purchase Price.

3.26 Accounts and Notes Receivable

The accounts and notes receivable of Seller reflected on the Balance Sheet arose from bona fide transactions in the ordinary course of business, have been extended on terms consistent with the past practice of Seller, and are not subject to any counterclaims or setoffs other than in the ordinary course (except for the amount of any applicable existing reserves for counterclaims or setoffs).  At Closing, all loans payable to or receivable from any current or former Seller employees or the Shareholders or Principals or their Affiliates will be paid in full.

3.27 Undisclosed Payments

Neither Seller nor any of Seller’s officers or directors, nor, to Seller’s Knowledge, anyone acting on behalf of any of them, has made or received any material payments not correctly categorized and fully disclosed in Seller’s books and records in connection with or in any way relating to or affecting Seller.

3.28 Business Practices

(a) Neither Seller, nor any director or officer or, to Seller’s Knowledge, any agent, employee or other Person acting on behalf of Seller, has used any Seller funds for unlawful contributions, payments, gifts or entertainment, misused or misapplied marketing funds made available to Seller by its suppliers, or made any unlawful expenditures relating to political activity to domestic or foreign governmental officials or others.  Seller has adequate financial controls to prevent such unlawful contributions, payments, gifts, entertainment, or expenditures.  Neither Seller nor any current director or officer, or, to Seller’s Knowledge, any agent, employee or other Person acting on behalf of Seller has accepted or received any unlawful contributions, payments, gifts or expenditures.  Seller has at all times complied, and is in compliance, in all respects with the Corruption of Foreign Public Officials Act (Canada) and all foreign Laws relating to prevention of corrupt practices and similar matters.

(b) There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order, or decree to which Seller is a party or, to the Knowledge of Seller, otherwise binding upon Seller, which has or reasonably could be expected to have the effect of prohibiting or impairing any material business practice of Seller, any acquisition of property (tangible or intangible) by Seller, or the conduct of business by Seller.  Without limiting the foregoing, Seller has not entered into any agreement under which Seller is restricted in any material respect from selling, licensing, or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

3.29 Full Disclosure

The Financial Statements, the representations and warranties and other agreements of Seller furnished under or contained in this Agreement (including all information in the Disclosure Statement and Exhibits hereto), and the certificates to be furnished by Seller pursuant to Sections 8.1 and 8.2 do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements so made or information so delivered not misleading.  Seller does not have Knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) and that may materially and adversely affect the assets, business, prospects, financial condition, or results of operation of Seller that has not been set forth in this Agreement or the Disclosure Statement.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND PRINCIPALS

Each of the Shareholders together with its applicable Principal, jointly and severally, and as to such Shareholder and Principal only, severally and not jointly, represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

4.1    Organization and Good Standing

Such Shareholder is a corporation duly incorporated, organized, and subsisting under the laws of the Province of British Columbia and has good and sufficient power, authority, and right to enter into and deliver this Agreement and to complete the transactions to be completed by Shareholder under any Transaction Documents to which it is a party.

4.2    Authority; Binding Effect

Such Shareholder and Principal each has the legal capacity to execute and deliver this Agreement and any other Transaction Documents to which he or it is a party, to perform his or its obligations hereunder and thereunder, and to consummate the Contemplated Transactions.  This Agreement has been duly authorized, executed and delivered by such Shareholder and Principal and constitutes the valid and binding agreement of such Shareholder and Principal in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws which affect the enforcement of creditors’ rights generally and principles of equity. By signing this Agreement, each Principal hereby authorizes and directs each Shareholder to enter into this Agreement and carry out its terms. By signing this Agreement, each Shareholder hereby authorizes and directs the Seller to enter into this Agreement and carry out its terms.

4.3    Conflicting Instruments; Consents

The execution and delivery by such Shareholder and Principal of this Agreement or any other Transaction Document does not, and the consummation of the Contemplated Transactions will not, result in a violation of, or require any authorization, approval, consent or other action by, or registration, declaration or filing with or notice to, any Governmental Authority pursuant to any Law applicable to such Shareholder or Principal.

4.4    Certain Actions

There is no pending, or to such Shareholder or Principal’s Knowledge, threatened Action against such Shareholder or Principal that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

4.5    Brokers or Finders

Such Shareholder or Principal has not incurred any obligation or liability, contingent or otherwise, for brokerage or finder’s fees or agent’s commissions in connection with the Contemplated Transactions.

4.6    Canadian Tax Residency Status

Such Shareholder and Principal each is not, and is not deemed to be, a non-resident of Canada for purposes of the Canadian Tax Act.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, the Shareholders, and the Principals, as of the date hereof and as of the Closing Date, as follows:

5.1    Organization and Good Standing

Buyer is a corporation duly incorporated, organized, and subsisting under the laws of the Province of British Columbia and has good and sufficient power, authority, and right to enter into and deliver this Agreement and to complete the transactions to be completed by Buyer hereunder.

5.2    Authority; Binding Effect

Buyer has the legal capacity to execute and deliver this Agreement and any other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Contemplated Transactions.  This Agreement has been duly authorized, executed and delivered by Buyer and constitutes the valid and binding agreement of Buyer in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws which affect the enforcement of creditors’ rights generally and principles of equity.

5.3    Conflicting Instruments; Consents

The execution and delivery by Buyer of this Agreement or any other Transaction Document to which it is a party does not, and the consummation of the Contemplated Transactions will not, result in a violation of, or require any authorization, approval, consent or other action by, or registration, declaration or filing with or notice to, any Governmental Authority pursuant to any Law applicable to Buyer.

5.4    Certain Actions

There is no pending, or to Buyer’s Knowledge, threatened Action against Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

5.5    Brokers or Finders

Buyer has not incurred any obligation or liability, contingent or otherwise, for brokerage or finder’s fees or agent’s commissions in connection with the Contemplated Transactions.

5.6    Sufficiency of Funds

Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the Contemplated Transactions.

5.7    Goods and Services / Harmonized Sales Tax

Buyer is acquiring the Purchased Assets under this Agreement for purposes of continuing to operate the Business as previously operated by the Seller.  Buyer will obtain a GST/HST registration number prior to the Closing Date.

5.8    Other Transfer Taxes

Buyer will obtain a vendor registration number in the Province of Saskatchewan prior to the Closing Date and is purchasing all Inventory for purpose of resale.

ARTICLE 6. COVENANTS OF SELLER PRIOR TO CLOSING

6.1    Access

(a) From the date hereof through the Closing Date, Seller will give to Buyer and its Representatives reasonable access during normal business hours to all documents, contracts, and records of Seller and will furnish Buyer with copies of such documents and with such information with respect to Seller as Buyer from time to time reasonably may request.

(b) From the date hereof through the Closing Date, Seller will permit Representatives of Buyer to visit each facility of Seller and to observe the conduct of the business of Seller at any time during normal business hours, provided that Buyer shall only do so with notice and with a representative of Seller and will do so in a manner that is not intrusive on the business of Seller.

(c) From the date hereof through the Closing Date, Seller will use its best efforts to ensure that Representatives of Buyer are provided access (to the extent permitted by McDonald Rickett) to (i) the final McDonald Rickett work papers that support the audit of Seller’s financial statements for the period ended June 30, 2010, and (ii) all communications between McDonald Rickett and Seller in conjunction with such audit, including all auditor communications required under Canadian professional standards.

(d) Buyer and Seller shall have the right to issue a joint press release relating to the subject matter of this Agreement and the transactions contemplated thereby, provided however that the timing and content of such press release shall be consistent with the requirements of law, any applicable rule of the NASDAQ Global Market, and/or any listing agreement relating to the common stock of Dollar Tree, Inc.  Until Closing, the timing and content of all other announcements regarding any aspect of this Agreement or the Acquisition to the financial community, government agencies, employees or the general public shall be mutually agreed upon by Buyer and Seller in advance (unless Buyer is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or SEC policy, any applicable rule of the NASDAQ Global Market or any listing agreement relating to common stock of Dollar Tree, Inc.).  Consistent with the foregoing, Seller hereby consents to a press release and analyst conference call by Dollar Tree, Inc. at any time after this Agreement is executed, the timing of which shall be determined in the reasonable discretion of Dollar Tree, Inc. after consultation with Seller.

6.2    Conduct of the Business of Seller

(a) From December 31, 2009 through the Closing Date, Seller has used and will use reasonable commercial methods to preserve the business of Seller, has not paid or accrued and will not pay or accrue transaction fees or expenses (or to the extent it has paid or accrued these fees or expenses, it will reimburse Buyer at Closing), has not increased nor decreased and will not increase or decrease the compensation of Joseph, has not paid and will not pay compensation to any other Principal or Affiliate, has not paid or declared and will not pay or declare dividends, has not paid and will not pay any obligations to Shareholders other than accrued interest.

(b) From December 31, 2009 through the Closing Date, Seller, except as otherwise permitted or required by this Agreement or consented to in writing by Buyer or disclosed on Schedule 6.2, has and will operate the business of Seller in the ordinary course consistent with past practices, which includes the opening of new stores in accordance with written plans provided to and reasonably agreed to by Buyer (including with respect to Seller’s new store in Niagara Falls, Ontario), and has and will maintain the assets, properties and rights of Seller in at least as good order and condition as exists on the date hereof, subject to ordinary wear and tear.  Without limiting the generality of the foregoing, except as otherwise permitted by this Agreement or consented to in writing by Buyer, Seller has not and will not:

(i) incur, discharge or satisfy any obligation or Liability or any Liens, charges, equities or claims, except in the ordinary course of business or in connection with the performance of this Agreement;

(ii) increase or establish any reserve for Taxes or other Liabilities on its books or otherwise provide therefor, except for Taxes or other Liabilities relating to the ordinary course operations of Seller since December 31, 2009; write up the value of inventory or determine as collectible any notes or accounts receivable that were previously considered to be uncollectible; or voluntarily make any change in any of its methods of accounting or in any of its accounting principles or practices;

(iii) purchase, lease, sell, assign or transfer any asset, property or business or waive or permit to lapse any right, except in the ordinary course of business; or make or authorize any capital expenditure for additions to plant and equipment in excess of $50,000 in the aggregate, except for capital expenditures in connection with opening of new stores in accordance with written plans provided to and reasonably agreed to by Buyer;

(iv) make any loan to any Shareholder, Principal, or any relative or Affiliate of any Shareholder or Principal, or declare, set aside or pay to any Shareholder or Principal any dividend or other distribution in respect of its capital shares, transfer any asset or pay any money to any Shareholder, Principal, or any relative or Affiliate of any Shareholder or Principal other than the payment of wages or salaries or expense reimbursements to Shareholders who are also employees of Seller in the ordinary course of business consistent with past practice and as disclosed on the Disclosure Statement; pay any amounts to shareholders other than interest when and as due on the currently existing loans to the Shareholders and Joseph as disclosed to Buyer, or enter into or agree to enter into any transaction with or for the benefit of any Shareholder, Principal or any relative or Affiliate of any Shareholder other than the Contemplated Transactions;

(v) reclassify or change in any manner the outstanding capital shares of Seller or issue or agree to issue, sell, transfer, pledge, encumber or deliver any stock, bond, debenture or other security of Seller;

(vi) grant any increase in the compensation payable to any officer, director, consultant, employee or agent of Seller, except for increases in the compensation payable in the ordinary course of business to employees (other than Joseph, whose compensation has not and will not be increased or decreased) in amounts and at times consistent with past practice; enter into or amend any contract for the employment of any officer, employee or other person that is not terminable upon 30 days notice or less, except for accrued vacation pay for past services; enter into any contract or collective bargaining agreement with any labor union; enter into or agree to enter into any bonus, pension, profit-sharing, retirement, stock purchase, stock option, deferred compensation, incentive compensation, hospitalization, insurance or similar plan, contract or understanding providing for employee benefits; or make any payment or a contribution under any Benefit Plan  or incur any obligation to make any such payment or contribution that is not in accordance with the usual past practice of Seller;

(vii) enter into any contract, except in the ordinary course of business, for the sale of goods or the performance of services for or by Seller that is not terminable upon 30 days notice or less; enter into any contract continuing for a period of more than three months from its date that is not terminable upon 30 days notice or less; enter into any agreement or instrument relating to the borrowing or lending of money or extension of credit; or guarantee or indemnify any person or entity with respect to any obligation for borrowed money or otherwise, excluding endorsements made for collection; or make or permit to be made any amendment, modification, cancellation or termination of any Contract;

(viii) settle any Action pending against Seller without written consent of Buyer, which shall not be unreasonably withheld;

(ix) make any price changes to merchandise; or

(x) amend the articles or bylaws or other governing documents of Seller.

In addition, from and after the date of this Agreement, Seller will not execute, amend, or terminate any Real Property Lease with respect to a new, proposed, or existing store location or have communications, negotiations, or discussions with landlords or other third parties regarding same, or sign any new letter of intent or term sheet or amend or modify any existing letter of intent or term sheet regarding same without the prior review and written consent of Buyer.

6.3    Layoff Laws

Seller shall comply fully with all applicable employment standards legislation relating to termination, severance, layoffs, and mass termination in connection with the Contemplated Transactions.  Subject to Buyer’s obligations under Section 11.2, the Seller Indemnifying Parties agree to indemnify and hold the Buyer Indemnitees harmless in accordance with Article 12 from any Damages arising from failure to comply with such Laws.

6.4    Tax Clearance Certificates

Seller shall notify all Governmental Authorities in the jurisdictions that impose Taxes on Seller or where Seller has an obligation to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such Governmental Authorities, if the failure to make such notifications or receive any available tax clearance certificate could subject the Buyer to any Taxes of Seller.  If any Governmental Authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such Liabilities have been paid in full or otherwise satisfied.  Without limiting the generality of the foregoing, Seller shall deliver to Buyer on the Closing Date a certificate issued by the Minister of Finance of Ontario under subsection 6(1) of the Retail Sales Tax Act (Ontario), and the equivalent certificates under the applicable retail sales tax legislation of British Columbia, and Saskatchewan.

ARTICLE 7. COVENANTS OF THE PARTIES

7.1    Further Action

Each of the Parties shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, use its or his reasonable best efforts to perform such further acts and execute such documents as may be reasonably required to effect the Contemplated Transactions.  Each of the Parties will comply in all material respects with all applicable Laws of any Governmental Authority in connection with its execution, delivery and performance of this Agreement and the Contemplated Transactions and thereby.  Each of the Parties agrees to use his or its reasonable best efforts to obtain in a timely manner all necessary waivers, consents, approvals and opinions and to effect all necessary registrations and filings, and to use his or its reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Acquisition.

7.2    Notification of Certain Matters

Each of Seller and Buyer shall give prompt notice to the other Parties of the following:

(a) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence is reasonably expected to cause any of the conditions precedent set forth in Articles 8 or 9 not to be satisfied; and

(b) the status of matters relating to completion of the Acquisition, including promptly furnishing the other with copies of notice or other communications received by any Party from any Governmental Authority or other third party with respect to this Agreement or the transactions contemplated thereby, including the Acquisition.

7.3    Review of Information

Subject to applicable laws relating to the exchange of information, each Party shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to it that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Acquisition.  In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable.

7.4    Accounts Receivable Tax Election

Buyer and Seller agree to make and file, in a timely matter, a joint election to have the rules in Section 22 of the Canadian Tax Act, and any equivalent or corresponding provision under applicable provincial or territorial tax legislation, apply in respect of the Accounts Receivable that are the subject of the election and shall designate therein that portion of the Purchase Price allocated to the Accounts Receivable that are the subject of such election in accordance with the Allocation Schedule.

7.5    No Solicitation of Other Bids

(a) From the date of this Agreement until the Closing or the termination of this Agreement pursuant to its terms, Seller agrees that it will not and will not permit any of its Personnel or Representatives to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information including without limitation, any terms of this Agreement), any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to an Acquisition Proposal,  (ii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal, or (iii) agree to, approve, recommend, or endorse any Acquisition Proposal, or authorize or permit any of its Representatives to take any such action.  Seller shall promptly notify Buyer of any and all such inquiries and proposals received by Seller or its Representatives relating to any of such matters.

(b) In addition to the other obligations under this Section, Seller shall promptly advise Buyer orally (and in any event within two hours after receipt thereof by Seller or its Representatives) and in writing (and in any event within two days after receipt thereof by Seller or its Representatives)of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Seller agrees that the rights and remedies for noncompliance with this Section shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

7.6    Benefit Plans

(a) To the extent that the Benefit Plans listed in Section 3.12(b) of the Disclosure Statement are assignable, Buyer may adopt, in its discretion as of the Closing Date, some or all of such Benefit Plans.  Any Benefit Plans adopted by Buyer shall be included in the Assigned Contracts for purposes of this Agreement.  Seller agrees to cooperate with Buyer to supply the appropriate notices and consents required to give effect to Buyer’s adoption of such plans, if any.

(b) To the extent that any Benefit Plans are not assumed by Buyer, Buyer shall establish or cause to be established Benefit Plans for the Affected Employees hired by Buyer that are substantially equivalent to the Benefit Plans provided to the Affected Employees immediately prior to the Closing Date.

7.7    Current Report; Management Representations

(a) At Buyer’s request, Seller shall provide reasonable assistance to Buyer in the preparation and filing with the U.S. Securities and Exchange Commission of a Current Report on Form 8-K for Buyer (including any amendment thereof containing such financial information of Seller as deemed desirable by Buyer).

(b) Following Closing, if Buyer chooses to have its independent accountant audit Seller’s financial statements for any period prior to Closing, the Principals shall use their reasonable efforts to cause the former management of Seller to execute such representation letters to Buyer’s independent accountant as are customary in connection with an audit engagement.

7.8    Related Party Agreements

As of December 31, 2009, all payments with respect to any Related Party Agreements, including rent, percentage rent, commissions, fees, bonus and salary, have been paid or properly accrued on Seller’s Financial Statements, and will be paid in full at Closing.  For purposes of this section, “Related Party Agreements” means all Seller contracts, promissory notes, or leases with any Shareholders, Principals, other Affiliates, or any “associate” of any of the foregoing as such term is defined in the Canada Business Corporations Act.

7.9    Third Party Consents and Notices

As soon as practicable following the date hereof and before the Closing, Seller shall deliver all written notices, including the Contract Transfer Notices, and use its best efforts to obtain all material Contract Transfer Consents, including without limitation the third party consents with respect to the Contracts set forth on Schedule 7.9, and the waivers, estoppels and approvals as required under the terms of the Real Property Leases or otherwise reasonably requested by Buyer or required by this Agreement to be obtained in connection with the consummation of the Contemplated Transactions, including obtaining the duly executed Consents and Estoppels and amendments to Real Property Leases required under Section 8.5 of this Agreement.  Each Consent and Estoppel, each amendment to Real Property Lease, and each other written consent, waiver, estoppel, and approval entered into, solicited, or received by Seller pursuant to this Agreement shall be in a form reviewed in advance and approved in writing by Buyer.  Buyer shall use its best efforts to support and assist Seller in obtaining such consents and approvals.

7.10 Apportionments; Prepaid Expenses

All Rent and utility charges with respect to the Acquired Stores shall be apportioned between Seller and Buyer as set forth below:

(a) All utility charges, including, without limitation, sewer and water charges (collectively, “Utility Charges”) and all payments under any Assigned Contracts shall be prorated and apportioned as of the Closing Date, the period through and including the day before the Closing Date being Seller’s responsibility and the period commencing on the Closing Date being Buyer’s responsibility.  Any undetermined or unbilled Utility Charges shall be apportioned as of the Closing Date on the basis of the most recent bill issued prior to Closing and Buyer and Seller shall adjust the apportionment, if necessary, within thirty (30) days after Buyer submits to Seller actual invoices for such charges.

(b) Seller shall pay all base, minimum, fixed and additional rent including, without limitation, any real estate taxes, insurance premiums, operating expenses, occupancy expenses, common area maintenance charges, damage charges, or other amounts which Seller may owe under the Real Property Leases (“Rent”) due and payable under each of the Real Property Leases with respect to the period through and including the day before the Closing Date, even though it may be billed after the Closing Date.  Buyer shall pay all Rent due and payable under each of the Real Property Leases with respect to the period from and after the Closing Date.  Buyer shall pay to Seller at the Closing its prorated share of any Rent paid by Seller relating to the period on and after the Closing Date.

(c) To the extent any Rent referred to in subsection (b) above, including operating expenses and common area maintenance charges, is computed based on estimated amounts subject to adjustment at a later date, Buyer and Seller agree that if any amounts are determined at any time after the Closing Date to be owing to Seller by Buyer or to Buyer by Seller, then the Party owing such amounts shall pay the same to the owed Party within ten (10) days of written demand therefor by the Party to which such amounts are owed.

7.11 Change of Name

On or immediately after the Closing Date, Seller shall (a) amend its articles and governing documents, terminate any applicable fictitious name filings, and take all other actions necessary to change its name to one sufficiently dissimilar to Seller, in Buyer's judgment, to avoid confusion with Buyer’s use of the name “Dollar Giant” after the Closing Date and (b) take all actions requested by Buyer to enable Buyer to change its name to or do business under the name of “Dollar Giant.”

7.12 Other Agreements

Buyer shall enter into consulting agreements with the Shareholders (the “Consulting Agreements”) in form and substance satisfactory to Buyer and the Shareholders.  Buyer shall enter into an executive employment agreement with Joseph (the “Joseph Employment Agreement”), in form of the draft circulated to Joseph before the date of this Agreement.

7.13 Transfer Taxes

Buyer shall be liable for and shall pay all federal and provincial sales Taxes (including any Goods and Services Tax or Harmonized Sales Tax, as applicable, retail sales Taxes and land transfer Taxes) and all other similar Taxes of any jurisdiction payable in connection with the purchase of the Purchased Assets.  For greater certainty, Seller shall be responsible for all income Taxes payable by the Seller as a result of the Contemplated Transactions.

7.14 ETA Election

Buyer and Seller shall elect jointly under subsection 167(1) of the ETA, in the form prescribed for the purposes of that provision, in respect of the sale and transfer of the Purchased Assets, and Buyer shall file such election with the Canada Revenue Agency on or before the time specified in subsection 167(1.1) of the ETA for this purpose.

7.15 Saskatchewan Retail Sales Tax

Buyer and Seller agree that the assignment of Inventory is not subject to retail sales Tax under the Provincial Sales Tax Act (Saskatchewan).  Buyer agrees to pay retail sales Tax to Seller for remittance to the applicable Governmental Authority on the book value of all Tangible Personal Property used in the Business and located in the Province of Saskatchewan, other than such property that is exempt under the Provincial Sales Tax Act (Saskatchewan).

7.16 Bulk Sales Compliance

The Parties waive compliance with the Bulk Sales Act (Ontario) or any other comparable bulk sales legislation in connection with the transfer of the Purchased Assets.  Seller Indemnifying Parties agree to indemnify and hold Buyer Indemnitees harmless in accordance with Article 12 from any Excluded Liabilities arising from failure to comply with such Laws.

7.17 Supplements to Disclosure Statement

On the Closing Date, Seller shall supplement or amend the Disclosure Statement with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Statement or which is necessary to correct any information in any section of the Disclosure Statement which has been rendered inaccurate thereby.  Before the Closing Date, Seller shall give prompt notice to Buyer if it comes to the attention of Seller that an event, condition, or state of facts exists which has resulted or is reasonably likely to result in a breach of this Agreement or in a Material Adverse Effect on Seller.  No supplement or amendment to the Disclosure Statement shall cure any breach of this Agreement or have any effect for the purpose of determining satisfaction of the conditions set forth in Section 8.1 of this Agreement.

ARTICLE 8. CONDITIONS TO BUYER'S OBLIGATIONS

Buyer's obligation to purchase the Purchased Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

8.1    Representations and Warranties

Except for representations and warranties described in the next sentence, all of Seller’s, Shareholders’ and Principals’ representations and warranties in this Agreement (including those in the Exhibits and Disclosure Statement hereto) considered collectively, and each of these representations and warranties considered individually, shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement, modification, or update to the Disclosure Statement.  Each of these representations and warranties that contains an express materiality qualification or a Material Adverse Effect qualification, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made, without giving effect to any supplement, modification, or update to the Disclosure Statement.  Each of Seller, the Shareholders, and the Principals shall have duly performed and complied with all covenants and agreements required by this Agreement to be performed by it or him at or prior to the Closing Date.  Buyer shall have been furnished with a certificate of Seller, the Shareholders, and the Principals (“Seller Closing Certificate”), dated the Closing Date, certifying, in such detail as Buyer reasonably may request, the fulfillment of the foregoing conditions.

8.2    Certain Documents

Seller shall have furnished Buyer with the following documents:

(a) the articles of Seller and all amendments thereto;

(b) certificates as to the good standing of Seller issued by the appropriate officials of the Provinces of British Columbia, Alberta, Saskatchewan, and Ontario;

(c) the originals, or true, correct, and complete copies of all Real Property Leases relating to Leased Real Property;

(d) executed originals or true, correct, and complete copies of all consents, waivers, approvals, notices, and authorizations required by law, statute, rule, regulation, contract, lease or agreement to be obtained or issued by Seller in connection with the consummation of the Contemplated Transactions, including without limitation, the duly executed Contract Transfer Consents as described in Section 7.9 and the Lease Transfer Documents as described in Section 8.5;

(e) a certificate, executed on behalf of Seller by the Secretary or any Assistant Secretary of Seller, to the effect that the Board of Directors and shareholders of Seller have taken all actions necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the Acquisition by Seller;

(f) the opinion of counsel for Seller, the Shareholders, and the Principals, dated as of the Closing Date, opining as to the matters described on Exhibit 8.2(f) hereto;

(g) duly executed letters of instruction authorizing appropriate representatives of Buyer to have access to all of Seller’s bank accounts together with such other instruments as may be required by the applicable financial institutions; and

(h) such other documents relating to Seller, the Business, or the Purchased Assets as Buyer reasonably may request.

8.3    Material Adverse Effect

Between June 30, 2010 and the Closing Date, there shall not have occurred any event or events that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller.  Buyer shall have been furnished with a certificate to the effect of the foregoing executed by the President of Seller.

8.4    Legal Actions

No action, suit, proceeding or investigation shall be pending or threatened before or by any court or governmental body or agency (i) challenging the transactions contemplated by this Agreement or otherwise seeking damages, (ii) seeking to restrain or prevent the carrying out of the transactions contemplated by this Agreement or to prohibit or limit the ability of Buyer to exercise full rights of ownership of the Purchased Assets or to operate the Business after the Closing Date or (iii) which, if adversely determined, would be reasonably likely to cause a Material Adverse Effect on Seller, the Business, or the Purchased Assets.

8.5    Landlord Estoppels and Consents

(a) All the following documents (collectively, the “Lease Transfer Documents”) shall have been executed and delivered to Buyer:

(i) the Lease Assignment in the form of the Assignment and Assumption of Leases attached as Exhibit 8.5(a)(i), wherein Seller assigns all of its right, title and interest in and to the Real Property Leases to Buyer, and, except as otherwise stated in this Agreement, Buyer assumes all obligations of Seller under the Real Property Leases which first accrue on or after the Closing Date;

(ii) a landlord estoppel and consent in a form acceptable to Buyer (“Consent and Estoppel”), subject to variation by agreed changes negotiated on a case by case basis, wherein the landlord under each Real Property Lease makes certain statements with respect to the Real Property Lease and consents (to the extent required thereunder) to the assignment of the rights of the lessee thereunder to Buyer in accordance with this Agreement; and

(iii) amendments to the Real Property Leases listed on Schedule 8.5(a)(iii), which shall address particular items in such Real Property Leases as required by Buyer, and which may include, at Buyer’s discretion on a case-by-case basis, amendments allowing Buyer to self-insure and modifying certain use restrictions.

(b) Immediately following the execution and delivery of this Agreement, Buyer will have prepared and Seller shall deliver Lease Transfer Documents to the landlords for all Real Property Leases.  The form of each Lease Transfer Document may by tailored by Buyer in the manner previously disclosed to Seller to address particular items in each Real Property Lease.

(c) Seller and Buyer shall share equally in the payment of any administrative fees required by any landlord to review and/or execute any Lease Transfer Document to which such landlord is a party or must approve; provided, however, that Seller covenants and agrees to pay, and indemnify and hold Buyer harmless from, all additional consideration, net consideration, or profits payable to landlords (“Landlord Profits Claims”) as may be required under the Real Property Leases to the extent resulting from the assignment or transfer of the Real Property Leases to Buyer; provided further, however, that the foregoing covenant of Seller shall not apply with respect to any Real Property Lease under which the sale of Seller’s shares to Buyer would not have resulted in the right of a landlord to make a Landlord Profits Claim.  If any landlord makes a Landlord Profits Claim against Buyer for which Buyer would seek indemnification from Seller under this Section 8.5(c), such claim shall be handled in accordance with Section 12.5(a) below.

(d) No landlord under any Real Property Lease (other than for Store 35) shall have given notice of termination of such Real Property Lease pursuant to a provision in such Real Property Lease giving the landlord the right to terminate the Real Property Lease upon the Landlord’s receipt of notice of assignment or request for landlord to consent to assignment of the Real Property Lease.

8.6    Other Third Party Consents and Notices

Seller shall have made the Contract Transfer Notices, obtained the Contract Transfer Consents, and obtained all other consents, waivers, approvals, amendments, Permits, and authorizations that are necessary under applicable Law, agreement, or otherwise to be obtained by Seller in connection with the Acquisition and the consummation of Contemplated Transactions, or to enable Buyer to conduct the Business after the Closing in all material respects in the same manner as the Business is being conducted on the date hereof.  The Contract Transfer Notices and the Contract Transfer Consents shall be in form prepared by Buyer or reviewed and approved by Buyer.

8.7    Restrictive Covenant Agreements

Each of Seller, the Shareholders, and the Principals shall have entered into a Restrictive Covenant Agreement in the form attached as Exhibit 8.7 (collectively, the “Restrictive Covenant Agreements”).

8.8    Employment Agreement; Key Employees

Joseph shall have entered into the Joseph Employment Agreement with Buyer, and Buyer shall be satisfied, in its reasonable discretion, that all other Key Employees and substantially all of the other Affected Employees intend to accept employment with Buyer and remain as employees of the Business after the Closing.

ARTICLE 9. CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Purchased Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

9.1    Representations and Warranties

Except for representations and warranties described in the next sentence, all of Buyer’s representations and warranties in this Agreement, considered collectively, and each of these representations and warranties considered individually, shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made.  Each of these representations and warranties that contains an express materiality qualification or a Material Adverse Effect qualification, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made.  Buyer shall have duly performed and complied with all covenants and agreements required by this Agreement to be performed by Buyer at or prior to the Closing Date.  Seller shall have been furnished with a certificate of Buyer (“Buyer Closing Certificate”), dated the Closing Date, certifying, in such detail as Seller reasonably may request, the fulfillment of the foregoing conditions.

9.2    Certain Documents

Buyer shall have furnished Seller with the following documents:

(a) a certificate as to the good standing of Buyer, issued by the appropriate officials of the province of British Columbia;

(b) the opinion of counsel for Buyer, dated as of the Closing Date, opining as to the matters described on Exhibit 9.2(b) hereto; and

(c) such other documents relating to Buyer as Seller reasonably may request.

9.3    Legal Actions

No action, suit, proceeding, or investigation shall be pending or threatened before or by any Governmental Authority (i) challenging the transactions contemplated by this Agreement or otherwise seeking damages, (ii) seeking to restrain or prevent the carrying out of the Contemplated Transactions.

9.4    Third Party Consents

Seller shall have obtained all consents, waivers, approvals, amendments and authorizations that are necessary under applicable Law, agreement, or otherwise to be obtained by Seller in connection with the Acquisition and the consummation of the Contemplated Transactions, or to enable Buyer to conduct the Business after the Closing in all material respects in the same manner as such Business is being conducted on the date hereof.

ARTICLE 10. TERMINATION

10.1 Termination Rights

This Agreement may be terminated, and the Acquisition may be abandoned:

(a) at any time prior to the Closing, by the mutual consent of Buyer and Seller;

(b) by Buyer, if (i) Seller shall have breached any material representation, warranty, or covenant contained herein and (A) such breach shall have not been cured within thirty (30) days after the receipt by Seller of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (B) if not cured at or prior to the Closing, such breach would result in the failure of any conditions set forth in Article 8 to be satisfied, (ii) the Board of Directors of Seller or the Shareholders shall have withdrawn or modified, in a manner adverse to Buyer, any recommendation to approve or any approval of the Acquisition or shall have resolved to do any of the foregoing, (iii) Seller shall have breached Section 7.5, or (iv) Seller shall have for any reason failed to deliver to the Shareholders a written consent to adopt this Agreement and approve the Acquisition; provided, however, that the right to terminate this Agreement under this subsection shall not be available to Buyer if Buyer is at that time in material breach of this Agreement;

(c) by Seller, if Buyer shall have breached any material representation, warranty or covenant contained herein and (A) such breach shall have not been cured within thirty (30) days of the receipt by Buyer of written notice of such breach (provided, however, that no such cure period shall be available or  applicable to any such breach which by its nature cannot be cured) and (B) if not cured at or prior to the Closing, such breach would result in the failure of any conditions set forth in Article 9 to be satisfied; provided, however, that the right to terminate this Agreement under this Subsection shall not be available to Seller if Seller is at that time in material breach of this Agreement; or

(d) at any time prior to the Effective Time, by Buyer or Seller, in the event that the Acquisition is not consummated by December 15, 2010, or any other date that Buyer and Seller may agree upon in writing (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to any Party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date.

10.2 Effect of Termination and Abandonment

(a) In the event of termination of this Agreement and the abandonment of the Acquisition pursuant to Section 10.1, no Party to this Agreement shall have any liability or further obligation to any other Party hereunder except that termination will not relieve a breaching Party from liability for any Damages relating to any willful or intentional breach of this Agreement giving rise to such termination and provided further that the provisions of this Section 10.2 and Article 12 shall survive any such termination.

(b) Notwithstanding any termination right, in the event of the non-fulfillment of any condition to a Party’s closing obligations, such Party may elect to do any of the following:  (i) proceed to close despite the non-fulfillment of any closing condition, it being understood that consummation of the Closing shall not be deemed a waiver of a breach of any representation or warranty or covenant; (ii) decline to close, terminate this Agreement as provided in Article 10, and thereafter seek Damages to the extent permitted in Article 12; or (iii) seek specific performance of the obligations of the other Party.

ARTICLE 11. EMPLOYEE MATTERS

11.1 Accrued Benefits

Seller shall pay or otherwise satisfy in full contemporaneously or prior to the Closing all of its obligations to all Affected Employees for all accrued vacation, personal days, sick time, other paid time off, and Buyer shall not assume and shall have no obligation or liability for payment of any such benefits or any benefits under Seller’s Benefit Plans or policies applicable to the period prior to the Effective Time.  With respect to Affected Employees who accept employment with Buyer, Buyer shall be responsible for payment of any salaries, wages, and benefits of such Affected Employees which accrue after the Effective Time.

11.2 Offers of Employment

After the execution and delivery of this Agreement and the public announcement of the Contemplated Transactions, Buyer intends to extend written offers employment to substantially all Affected Employees, with compensation, benefits, and other terms and conditions of employment substantially equivalent to those in effect with Seller as of the date of this Agreement.  Buyer shall recognize all seniority or length of service rights or benefits previously enjoyed by the Affected Employees as employees of Seller for all purposes, including without limitation, for purposes of eligibility (but excluding benefit accruals) under the Benefit Plans of Buyer.  Buyer shall indemnify and save the Seller Indemnitees harmless, as provided under Article 12, from and against all Damages arising out of (i) Buyer’s termination of any Affected Employees, (ii) Buyer’s failure to offer employment to any Affected Employee, or (iii) any finding by a Governmental Authority that an Affected Employee’s suffered a constructive termination because of the terms and conditions of employment offered by Buyer being inferior to the terms and conditions of such Affected Employee’s employment with Seller.  Buyer and Seller shall cooperate to effect an orderly transfer of employment of the Affected Employees.

11.3 Access to Employees

Prior to Closing, Seller shall grant permission to Buyer to meet with Seller’s human resource director(s), and other management and employees of Seller, and to review such employment records and related documents (“Personnel Files”) of regional directors, district managers, and store managers, including Benefit Plan materials, to the extent requested by Buyer and (i) permitted by law, or (ii) for which applicable employees have given written consent, for the purposes of determining whether to make offers of employment to any employees and to provide for an orderly transition with respect to employment matters.  The Personnel Files made available to Buyer shall not include records of any Affected Employee to the extent disclosing such records is prohibited by any applicable Laws protecting the privacy of medical or employment records, unless Seller receives a written authorization from the Affected Employee authorizing Seller to release such records.  Seller agrees to use commercially reasonable efforts to obtain any required consent from Affected Employees.  Seller agrees that Buyer may contact Affected Employees after execution of this Agreement for the purposes of soliciting employment after Closing through any writing reasonably acceptable to Seller.

ARTICLE 12. INDEMNIFICATION; REMEDIES

12.1 Survival

All representations and warranties set forth in Articles 3, 4, and 5 of this Agreement shall survive the Closing Date and continue in effect until the second anniversary of the Closing Date, except that the representations and warranties in Sections 3.1, 3.3, 3.4, 3.11, 3.17(a), 3.17(j), 4.1, 4.2, 4.6, 5.1, and 5.2 shall survive indefinitely, the representations and warranties in Section 3.17 other than Section 3.17(a) shall survive until 90 days after the relevant Governmental Authority shall no longer be entitled to assess or reassess liability for Taxes against Seller.  Any claim under the Section 12.2(f) covenant shall be made on or before the second anniversary of the Closing Date.  The limitation period for any claim based upon fraud shall be the applicable statute of limitations under Law.  All covenants, agreements, and obligations of the Parties shall survive until fully performed.  The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants, and obligations shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, with respect to the accuracy or compliance with any such representation, warranty, covenant or obligation.

12.2 Indemnification by Seller

Subject to the limitations set forth in Section 12.4, Seller, the Shareholders, and the Principals (collectively, the “Seller Indemnifying Parties” or individually, “Seller Indemnifying Party”) will, jointly and severally, indemnify and hold harmless Buyer, and its shareholders, directors, officers, employees, agents, Affiliates, and representatives (collectively, the “Buyer Indemnitees”) in respect of any and all Damages, whether or not due and payable, whenever arising, incurred by Buyer Indemnitees in connection with:

(a) any breach or inaccuracy of any representation or warranty made by or with respect to any Seller Indemnifying Party in this Agreement or in any Transaction Document delivered at the Closing by Seller or other Seller Indemnifying Party;

(b) any breach of any covenant, agreement or undertaking made by or with respect to any Seller Indemnifying Party in this Agreement or in any Transaction Document delivered at the Closing by any Seller Indemnifying Party;

(c) any Excluded Liabilities;

(d) any Damages arising on or after the Effective Time and before the third anniversary of the Effective Time relating to any matters set forth on Schedule 12.2;

(e) any fraud, constructive fraud, fraudulent inducement, or intentional misrepresentation made in this Agreement by or with respect to Seller or any Seller Indemnifying Party; or

(f) any errors or inaccuracies in the Audited Financial Statements (or differences between the Draft and Final Audited Financial Statements) that in the aggregate overstated Seller’s earnings on a pre-tax basis by $60,000 or more for the fiscal year ended June 30, 2010; in this event, the Parties agree that Damages for this purpose shall equal the aggregate amount of such overstatement multiplied by 7.1234.

12.3 Indemnification by Buyer

Subject to the limitations set forth in Section 12.4, Buyer shall indemnify and hold harmless Seller, the Shareholders, and the Principals, together with the directors, officers, employees, agents, Affiliates, and representatives of Seller (collectively, the “Seller Indemnitees”) in respect of any and all Damages, whether or not due and payable, whenever arising, incurred by Seller Indemnitees in connection with:

(a) any breach or inaccuracy of any representation or warranty  made by or with respect to Buyer in this Agreement or in any Transaction Document delivered at the Closing by Buyer;

(b) any breach of any covenant, agreement or undertaking made by or with respect to Buyer in this Agreement or in any Transaction Document delivered at closing by Buyer;

(c) any Assumed Liabilities; or

(d) any fraud, constructive fraud, fraudulent inducement, or intentional misrepresentation made by or with respect to Buyer in connection with this Agreement and the Contemplated Transactions.

12.4 Terms of Indemnification; Certain Damage Calculations

(a) Satisfaction of any claims for Damages made by Buyer Indemnitees for actions under this Article 12 shall be made first from the Escrow Account and then from any or all Seller Indemnifying Parties.

(b) For the purposes of determining the amount of any Damages under Section 12.2(a), any representation or warranty by or in respect of any Seller Indemnifying Party shall be deemed not to be qualified by any references to materiality or to Material Adverse Effect.

(c) In no event shall Buyer Indemnitees be entitled to any indemnification payments under Section 12.2(a) for a breach of a representation or warranty made under Articles 3 or 4 of this Agreement or under Schedule 12.2(b) unless and to the extent that the aggregate amount of all related claims for indemnification by Buyer Indemnitees equals or exceeds $300,000 (the “Indemnity Threshold”).  If the Indemnity Threshold is reached, Buyer Indemnitees shall be entitled to pursue all such claims for indemnification without regard to the Indemnity Threshold up to an aggregate maximum for all claims of $22,500,000 (the “Indemnity Cap”).  Notwithstanding the foregoing, the Indemnity Threshold limitation shall not apply to any breaches of the representations and warranties set forth in Section 3.17 (Tax Matters), and the Indemnity Threshold and the Indemnity Cap shall not apply to indemnification claims permitted under Section 12.2(d).

(d) Similarly, in no event shall Seller Indemnitees be entitled to any indemnification payments under Section 12.3(a) for a breach of a representation or warranty made under Article 5 unless and to the extent that the aggregate amount of all related claims for indemnification by Seller Indemnitees equals or exceeds the Indemnity Threshold.  If the Indemnity Threshold is reached, Seller Indemnitees shall be entitled to pursue all such claims for indemnification in excess of the Indemnity Threshold up to the Indemnity Cap.  The Indemnity Threshold limitation shall not apply to any other indemnification claims permitted under Section 12.3, and the Indemnity Threshold and the Indemnity Cap shall not apply to indemnification claims permitted under Section 12.3(d).

(e) Nothing in this Agreement shall limit the remedies of Buyer Indemnitees against any Person for a breach by such Person of any document other than this Agreement (e.g., a Restrictive Covenant Agreement) if signed by such Person in a capacity other than as a director or officer of Seller.

(f) Nothing in this Agreement shall limit rights or remedies any party may have under any Law relating to fraud, fraud in the inducement, or intentional misrepresentation against the Party committing the fraud or misrepresentation.

12.5 Manner of Indemnification

(a) Within thirty (30) days of receipt by Seller of notice of a claim by Buyer Indemnitees, Seller shall (a) if such claim is a claim by a third party, assume the defense of such claim or settle such claim and instruct Buyer Indemnitees to obtain payment for the defense or authorized settlement of such claim from the Escrow Account as set forth in the Escrow Agreement, and pay the balance of the claim if the funds in the Escrow Account are not sufficient to satisfy it, or (b) if such claim is a direct claim by Buyer, (i) admit such claim and instruct Buyer Indemnitees to obtain payment for such claim from the Escrow Account as set forth in the Escrow Agreement and pay the balance of the claim if the funds in the Escrow Account are not sufficient to satisfy it; or (ii) deliver to Buyer Indemnitees written notice of disagreement with such claim specifying in reasonable detail the nature and extent of the disagreement.

(b) If Seller does not respond to notice of an indemnity claim as set forth in Section 12.5(a) within thirty (30) days of receipt of such notice, Buyer Indemnitees, in their sole discretion, without prejudice to any other legal remedy available to them, may obtain payment for the full amount of such claim from the Escrow Account as set forth in the Escrow Agreement, with any balance due being payable on demand from the Seller Indemnifying Parties.

(c) Within thirty (30) days of receipt by Buyer of notice of a claim by Seller Indemnitees, Buyer shall (i) (a) if such claim is a claim by a third party, assume the defense of such claim or irrevocably commit to pay the such claim or the authorized settlement thereof, or (b) if such claim is a direct claim by Seller Indemnitees admit such claim and pay such claim; or (ii) deliver to Seller Indemnitees written notice of disagreement with such claim specifying in reasonable detail the nature and extent of the disagreement.

ARTICLE 13. GENERAL PROVISIONS

13.1 Expenses

Except as otherwise provided in this Agreement, each Party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the Contemplated Transactions (“Deal Expenses”), including all fees and expense of its Representatives; provided, however, that all Deal Expenses of Seller shall be paid either (i) by Seller after the Closing from the proceeds of the Purchase Price or (ii) by the Shareholders or Principals.  Buyer will pay one-half and Seller will pay one-half of the fees and expenses of the Escrow Agent under the Escrow Agreement.  Buyer will pay all third party fees related to physical inventories of the Acquired Stores and Warehouses conducted on behalf of Buyer, whether before or after the Closing.  If this Agreement is terminated, the obligation of each Party to pay its own fees and expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

13.2 Public Announcements

The making of this Agreement will be publicly announced within four days after execution by press release and the filing by Dollar Tree, Inc. with the U.S. Securities and Exchange Commission of one or more Current Reports on Form 8-K which may include the Agreement as an exhibit.  Any other public announcement, press release, or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued only, if at all, at such time and in such manner as Buyer and Seller mutually agree.  Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

13.3 Confidentiality

The Confidentiality Agreement dated April 23, 2010 between Buyer and Seller (“Confidentiality Agreement”) shall be deemed terminated and superseded by this Agreement at the Effective Time.  All information furnished to the Parties or to their respective Personnel or Representatives pursuant to this Agreement or the Confidentiality Agreement, which is marked or designated as confidential, and all analyses, compilations, studies or other documents prepared by either party hereto or by their respective Personnel or Representatives containing, or based in whole or part on, any such marked or designated information are hereinafter collectively referred to as the “Confidential Information.”  Until the date of the public announcement referred to in Section 13.2, the fact of the Parties negotiations and the existence of this Agreement shall also be deemed "Confidential Information."  Each of the Parties will hold, and will cause its respective Personnel, Representatives, and Affiliates to hold, any Confidential Information in strictest confidence, and shall not, without the prior written consent of the Buyer and Seller, disclose such Confidential Information, except pursuant to the requirements, determined in good faith based upon advice of counsel, of Law, governmental regulation, or governmental policy (including those laws and regulations relating to the filing of reports under the Securities Exchange Act of 1934 or registration statements under the Securities Act of 1933 or the policy of the Securities and Exchange Commission) and then only with prior written notice as soon as possible to the Buyer and Seller.  In the event this Agreement is terminated, all copies of the Confidential Information will be returned or destroyed upon written request of the furnishing Party, provided however that any Confidential Information consisting of documents prepared by a Party or its Personnel or Representatives based on data contained in the Confidential Information need only be destroyed and not returned, and such Party shall certify to the other Parties that it has done so.  The term Confidential Information shall not include such portions of the Confidential Information which (i) are or become generally available to the public other than as a result of a disclosure by a Party hereto or its Personnel or Representatives, (ii) are or become available to a Party, its Personnel or its Representatives on a non-confidential basis from a source other than the other Party, its Personnel or its Representatives or (iii) were known to a Party, its Personnel or its Representatives prior to disclosure by the other Party, its Personnel or its Representatives.

13.4 Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the internal, substantive laws of the province of British Columbia, without giving effect to the conflict of laws rules thereof.

13.5 Notices

All notices, consents, requests, instructions, approvals, and other communications provided for herein shall be deemed validly given, made or served if in writing and delivered personally or sent by certified mail, postage prepaid, or by overnight courier, or by confirmed fax:

(a)	if to Buyer, addressed to:

DG Acquisitions (B.C.), Inc.
c/o Dollar Tree, Inc.
500 Volvo Parkway
Chesapeake, Virginia 23320
Attention:  Mr. Gary Philbin
Tel: 757-321-5007
Fax: 757-321-5111

with a copy to:

Williams Mullen, P.C.
1700 Dominion tower
Norfolk, Virginia 23510
Attention:  William A. Old, Jr., Esquire
Tel:  757-629-0613
Fax:  757-629-0660

(b)	if to Seller, addressed to:

Dollar Giant Store (B.C.) Ltd.
1600-1095 West Pender Street
Vancouver, BC V6E 2M6
Attention: Graham MacKenzie, Q.C.

with a copy to:

Mr. Joseph Calvano
3345 Craigend Road
West Vancouver, BC
V7V 3G1
and

Graham MacKenzie, Q.C.
770 Beachview Drive
North Vancouver, BC
V76 1R1

(c)	If to Clock or Graham, addressed to:

Graham MacKenzie, Q.C.
770 Beachview Drive
North Vancouver, BC
V76 1R1

(d)	If to Calvano Holdings or Joseph, addressed to:

Mr. Joseph Calvano
3345 Craigend Road
West Vancouver, BC
V7V 3G1

(e)	If to D.V.N. or Antonio, addressed to:

Mr. Antonio Calvano
8 Merrydale Court
Brampton, Ontario
L6P 0H4

or such other address as shall be furnished in writing by any party to the others.

13.6 Entire Agreement

This Agreement, including its exhibits and schedules and together with the other Transaction Documents, represents the entire agreement between the parties and supersedes and cancels any prior oral or written agreement, letter of intent or understanding related to the subject matter hereof.

13.7 Binding Effect

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.  Seller may not assign or transfer any right hereunder without the prior written consent of Buyer.

13.8 Amendments; Waivers

This Agreement may be amended by the parties hereto at any time prior to the Closing.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.  At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

13.9 Counterparts; Signatures

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties.  Signatures to this Agreement may be made and delivered by facsimile transmission or by email of PDF files and shall have the same force and effect as if manually signed and delivered.

13.10 Severability

In the event any provision, or portion thereof, of this Agreement is held by a court having proper jurisdiction to be unenforceable in any jurisdiction, then such portion or provision shall be deemed to be severable as to such jurisdiction (but, to the extent permitted by law, not elsewhere) and shall not affect the remainder of this Agreement, which shall continue in full force and effect.  If any provision of this Agreement is held to be so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is necessary for it to be enforceable.

13.11 Waiver of Jury Trial

Each of the Parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the Contemplated Transactions.

13.12 Third Party Beneficiaries

Nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

13.13 Disclosure Statement

The inclusion of any item in any Disclosure Statement is not evidence of the materiality or immateriality of such item for the purposes of this Agreement.

 [Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:                                                                                     SHAREHOLDERS:

DG ACQUISITIONS (B.C.), INC.                                                                                                CLOCK HOLDINGS LTD.

By:  _/s/ Bob Sasser____________                                                                                                By: _/s/ Graham MacKenzie______

Name: __Bob Sasser____________                                                                                                Name:  _Graham MacKenzie______

Its:   ____Director______________                                                                                                Its:   __President______________

SELLER:

DOLLAR GIANT STORE (B.C.) LTD.                                                                                     D.V.N. INVESTMENTS, INC.

By:  __/s/ Graham MacKenzie____                                                                                                   By:   _/s/ Antonio Calvano______

Name: _Graham MacKenzie_______                                                                                                Name:  _Antonio Calvano_______

Its:   _Secretary________________                                                                                                Its:   __President______________

PRINCIPALS:                                                                                                  CALVANO HOLDINGS LTD.

         By:   _/s/ Joseph Calvano_________

_/s/ Graham MacKenzie_______________                                                                                       Name:  _Joseph Calvano__________
Graham MacKenzie
                Its:    _President________________

_/s/ Antonio Calvano_________________
Antonio Calvano

_/s/ Joseph Calvano__________________
Joseph Calvano

APPENDIX I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“ABL Line of Credit” means Seller’s line of credit with RBC.

“Accounts Receivable” has the meaning specified in Section 2.1(b).

“Acquired Stores” means Seller’s retail stores and related premises covered by and described in the Real Property Leases.

“Acquisition” means Buyer’s purchase of the Purchased Assets.

“Acquisition Proposal” means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving Seller: (i) any direct or indirect merger, reorganization, offering, consolidation share exchange, recapitalization, business combination, arrangement, liquidation, dissolution, or other similar transaction involving, or any direct or indirect sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or any portion of the assets or of the equity securities of, Seller, in a single transaction or series of related transactions which could reasonably be expected to interfere with the completion of the Acquisition; (ii) any tender offer or exchange offer for outstanding shares of capital shares of Seller; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.  Seller shall ensure that the Key Employees, Representatives, and Affiliates of Seller are aware of the restrictions described in Section 7.5.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjusted Permanent Debt” has the meaning specified in Section 2.3(a).

“Affected Employees” means all individuals who are employed by Seller, except for any Principal who is an employee of Seller.

“Affiliate” means, as to any entity, any Person that directly or indirectly controls, is controlled by or is under common control with such entity.  For purposes of the foregoing definition, “control” means the power to direct the business policies and affairs of an entity whether by reason of ownership of voting securities, by control or otherwise.

“Agreement” means this Asset Purchase Agreement, including all its Schedules and Exhibits.

“Assigned Contracts” has the meaning specified in Section 2.1(d).

“Assignment and Assumption Agreement” has the meaning specified in Section 2.5(b).

“Assumed Liabilities” has the meaning specified in Section 2.6(a).

“Audited Financial Statements” means the Draft Audited Financial Statements from the date of this Agreement until the issuance and delivery to Buyer of the Final Audited Financial Statements, at which time “Audited Financial Statements” means the Final Audited Financial Statements.

i

“Balance Sheet” means the Draft Balance Sheet from the date of this Agreement until the issuance and delivery to Buyer of the Final Audited Financial Statements, at which time “Balance Sheet” means the Final Balance Sheet.

“Benefit Plans” has the meaning specified in Section 3.12(a).

“Bill of Sale” has the meaning specified in Section 2.5(b).

“Books and Records” has the meaning specified in Section 2.1(g).

“Business” has the meaning specified in the Recitals to this Agreement.

“Buyer Closing Certificate” has the meaning specified in Section 9.1.

“Buyer Indemnitees” has the meaning specified in Section 12.2.

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time.

“Capital Lease Obligations” means lease obligations that are capitalized for GAAP purposes as a Liability on the Balance Sheet.

“Closing” and “Closing Date” have the meanings specified in Section 2.5(a).

“Comparison Amount” has the meaning specified in Schedule 12.2(d).

“Comparison Period” has the meaning specified in Schedule 12.2(d).

“Consent and Estoppel” has the meaning specified in Section 8.5(a)(ii).

“Consulting Agreements” has the meaning specified in Section 7.12.

“Contemplated Transactions” means the Acquisition and the other transactions contemplated by the Transaction Documents.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Contract Transfer Consent” means, with respect to any Contract requiring a third party to consent to any assignment or transfer of such Contract, the consent of the third party required for the assignment of the Contract to Buyer.

“Contract Transfer Notice” means, with respect to any Contract requiring a third party to be notified of assignment or transfer of such Contract, Seller’s notice to such third party that Seller is assigning the Contract to Buyer.

“Current Assets” means all current assets in accordance with GAAP.

“Current Liabilities” means all current liabilities under GAAP excluding only the Shareholder Loans and the current portion of the Capital Lease Obligations.

“Damages” means any and all claims, actions, causes of action, arbitrations, proceedings, losses, damages (including consequential damages, loss of value, and diminution of value), liabilities and expenses (including, without limitation, settlement costs, reasonable attorneys’ fees and any other reasonable expenses of investigating or defending any actions or threatened actions).

“Deal Expenses” has the meaning specified in Section 13.1.

“Disclosure Statement” means the schedules delivered by Seller to Buyer in connection with disclosures of Seller under Article 3 of this Agreement.

“Draft Audited Financial Statements” and “Draft Balance Sheet” have the meanings specified in Section 3.5(a).

“Effective Time” means 12:01 a.m. Pacific time on the Closing Date.

“Environmental Damages” has the meaning specified in Section 3.11(e)(i).

“Environmental Requirements” has the meaning specified in Section 3.11(e)(ii).

“Enterprise Value” has the meaning specified in Section 2.3(a).

“Enterprise Value Period” means the twelve month period ended June 30, 2010.

“Escrow Account,” “Escrow Agent,” “Escrow Agreement” and “Escrow Amount” have the meanings specified in Section 2.4.

“Estimated Restricted Merchandise Gross Margin Percentage” has the meaning specified in Schedule 12.2(d).

“Estimated Value of Restricted Merchandise” has the meaning specified in Schedule 12.2(d).

“Estimated Purchase Price” has the meaning specified in Section 2.3(b).

“ETA” means the Excise Sales Tax (Canada) and the regulations thereunder, as amended from time to time.

“Excluded Assets” has the meaning specified in Section 2.2.

“Excluded Liabilities” has the meaning specified in Section 2.6(b).

“Final Audited Financial Statements” and “Final Balance Sheet” have the meanings specified in Section 3.5(a).

“Final Purchase Price Calculation” has the meaning specified in Section 2.3(c).

“Financial Statements” has the meaning specified in Section 3.5(a).

“GAAP” means Canadian generally accepted accounting principles in effect from time to time and applied on a consistent basis.

“Governmental Authority” means any government, whether federal, provincial, state, territorial, local, regional, municipal, foreign, or other political subdivision thereof, and any agency, authority, instrumentality, court, tribunal, board, commission, bureau, arbitrator, arbitration tribunal, or other tribunal, or any quasi-governmental or other entity, insofar as it exercises a legislative, judicial, regulatory, administrative, or taxing power or function of or pertaining to government.

“Hazardous Materials” has the meaning specified in Section 3.11(e)(iii).

“Impairment” has the meaning specified in Section 3.7(b).

“Indemnity Threshold” has the meaning specified in Section 12.4(c).

“Independent Accountants” means Deloitte & Touche, Ernst & Young, PricewaterhouseCoopers, KPMG, BDO Seidman, and Grant Thornton.

“Intellectual Property” means (i) all inventions, patents, and patent applications; (ii) all trademarks, service marks, trade dress, logos, domain names, trade names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals thereof, including any such Intellectual Property associated with the Names  or other similar store, domain, trade name used by Seller, and including all brand names for proprietary private label products sold by Seller; (iii) all copyrightable works and copyrights, and all applications, registrations, renewals, and derivatives thereof; (iv) all trade secrets and confidential business information (including ideas, research, and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) all other proprietary rights; and (vi) all copies and tangible embodiments thereof (in whatever medium).

“Intellectual Property Assets” means all Intellectual Property that is owned or licensed by Seller and used in or necessary for the conduct of the Business as currently conducted, including without limitation, the Names, the URL address and domain name, code, text, and graphics for the website www.dollargiant.com, and any related Intellectual Property and Seller’s rights in the Intellectual Property Licenses.

“Intellectual Property Assignment” has the meaning specified in Section 2.5(b).

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Seller's Affiliates, grant Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Inventory” means all inventory held for sale to customers in the ordinary course of the Business, including housewares, seasonal goods, confectionaries, snacks, food, beverages, toys, health and beauty care, gifts, party goods, stationery, books, and personal accessories, and includes (i) all Inventory existing on the Closing Date that is owned by Seller, including all Inventory located in or in transit to the Acquired Stores, or located in or in transit to the Warehouses, (ii) all Inventory that Seller is required to buy based upon open Purchase Orders at Closing, and (iii) all Inventory that is owned by Kinpack at Closing but is required to be purchased by Seller after the Effective Time.

“Joseph Employment Agreement” has the meaning specified in Section 7.12.

“Kinpack” means Kinpack Polyethylene, Ltd.

“Key Employees” means Bruno Carchidi, Rob Ramos, Dave Wright, Mark Arden, and Mike Madryga.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any Principal, Key Employee, director, or executive officer of Seller, including Joseph Calvano, Antonio Calvano, Graham MacKenzie, Bruno Carchidi, Rob Ramos, Dave Wright, Mark Arden, and Mike Madryga, including such knowledge of facts as any such person should have after due inquiry.  “Knowledge of Buyer” or “Buyer’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or executive officer of Buyer.  “Knowledge of Shareholder” or “Shareholder’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of the respective Principal of such Shareholder.

“Landlord Profits Claims” has the meaning specified in Section 8.5(c).

“Law” means any statute, law, ordinance, rule, regulation, restriction, regulatory policy, or guideline, code, protocol, treaty, by-law (zoning or otherwise), notice, direction, order, or judicial, arbitral, administrative, ministerial, or departmental judgments, awards, or other requirements of any Governmental Authority.

“Leased Personal Property” has the meaning specified in Section 3.7(c).

“Leased Real Property” has the meaning specified in Section 3.6(a).

“Lease Transfer Documents” has the meaning specified in Section 8.5(a).

“Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

“Lien” means any lien, encumbrance, charge, claim, pledge, covenant, security interest, conditional sale agreement or other title retention agreement, lease, sublease, mortgage, right of way, encroachment, building or use or other restriction, reservation, reversion, license, security agreement, option, right to purchase, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future.

“Long Term Liabilities” means all long term liabilities under GAAP excluding only the long term portion of the Capital Lease Obligations.

“Material Adverse Effect” means any event, change, violation, inaccuracy, circumstance or effect (regardless of whether or not such event, change, violation, inaccuracy, circumstance or effect is inconsistent with the representations or warranties made in this Agreement) that would be (or could reasonably be expected to be) individually or in the aggregate, materially adverse to (i) the business, assets, condition (financial or otherwise) or business prospects of (A) the Business, its operations or its quarterly sales or quarterly results of operations, (B) the Affected Employees or (C) the Purchased Assets (including intangible assets and the improvements constituting the Acquired Stores) taken as a whole, (ii) Seller’s ability to consummate the Contemplated Transactions or (iii) Buyer’s ability to operate the Business immediately after Closing in the manner operated by Seller before Closing, except to the extent (i), (ii) or (iii) results from any event, change, circumstance or condition relating to (W) the economy or financial markets in general, (X) the industry in which the Business operates in general, (Y) the announcement of the Agreement or the Contemplated Transactions, or (Z) changes in applicable laws, regulations or GAAP (provided in the case of clauses (W), (X) or (Z) that such event, change, circumstance, or condition does not affect Seller in a substantially disproportionate manner as compared to its effect on businesses in competition with Seller).

v

“Names” means “Dollar Giant”, “Dollar Giant-Nothing Over a Dollar,” “Dollar Giant-Nothing Over $1.25,” “Dollar Giant--Nothing Over $2,” and “Five Bucks,” with and without design, and any variations of the foregoing, including any names that include “Dollar Giant,” with and without “$,” together with those certain other trade names, symbols, trademarks, service marks, and logos used in or available for use in the Business, its products, or its store signage, including the trademarks listed in Section 3.20(a) of the Disclosure Statement.

“Net Current Asset” means Current Assets minus Current Liabilities.

“Net Current Asset Deficit” has the meaning specified in Section 2.3(a).

“Party” has the meaning specified in the Recitals to this Agreement.

“Permanent ABL Debt” means the excess, if any, of the amount of Assumed Liabilities at the Closing Date owed to Royal Bank of Canada on the ABL line of credit over the seasonal amount of the line of credit.  The Parties agree that, for purposes of this Agreement, the amount of the Permanent ABL Debt is $1,500,000.

“Permits” means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, or notifications to, any Governmental Authority, which are necessary for the past or present conduct or operation of the Business.

“Permitted Amount” has the meaning specified in Schedule 12.2(d).

“Permitted Liens” means (i) Liens for Taxes not yet due and payable; (ii) mechanics’, builders’, workmen’s, repairmen’s, warehousemen’s, landlord’s, carriers’ liens or other like Liens (including Liens created by operation of law) with respect to which Seller is not in default in payment; (iii) easements, permits, licenses, right-of-way, restrictive covenants, encroachments or irregularities in, other similar exceptions to title and any restrictions, agreements, reservations or conditions with respect to real property that would be shown by a current survey, title report or other public record; (iv) zoning, entitlement, building, planning, land use and environmental restrictions or regulations and other laws; (v) such other imperfections in title and easements which do not detract from, diminish the value of or interfere with the present use of the affected property; and (vi) Liens created by the fee owners of the real properties covered by the Real Property Leases.

“Person” means an individual, corporation, partnership, limited liability company, unlimited liability company, trust, association, unincorporated organization, joint venture, Governmental Authority, or other entity of any kind.

“Personnel” means all directors, officers, and employees.

“Personnel Files” has the meaning specified in Section 11.3.

“Post-Closing Adjustment” has the meaning specified in Section 2.3(c).

“Purchased Assets” has the meaning specified in Section 2.1.

“Purchase Order” means any contract, understanding, commitment or other arrangement for the provision of Inventory, regardless of type, for sale in the Business.

“Purchase Price” has the meaning specified in Section 2.3(a).

“Real Property Leases” has the meaning specified in Section 3.6(a).

“Related Party Agreements” has the meaning specified in Section 7.8.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water or groundwater.

“Rent” has the meaning specified in Section 7.10(b).

“Representative” means any attorney, accountant, advisor, agent, consultant, investment banker, broker, or other representative of a Party (but shall not include such Party’s Personnel).

“Resolution Period” has the meaning specified in Section 2.3(c).

“Restricted Merchandise” has the meaning specified in Schedule 12.2(d).

“Restrictive Covenant Agreements” has the meaning specified in Section 8.7.

“Review Period” has the meaning specified in Section 2.3(c).

“Security Deposits” means all security deposits and, if any, performance bonds paid by or on behalf of Seller (i) with respect to the Acquired Stores and the Real Property Leases, (ii) to utility companies, (iii) under Assigned Contracts, or (iv) otherwise related to the Business or the Purchased Assets.

“Seller Closing Certificate” has the meaning specified in Section 8.1.

“Seller Indemnitees” has the meaning specified in Section 12.3.

“Seller Indemnifying Parties” has the meaning specified in Section 12.2.

“Shareholder Loans” means the loans made by Seller to the Shareholders and Joseph from time to time in the aggregate outstanding principal amounts owing: to Calvano Holdings, $687,864.67; to Clock, $3,062,862.66; to D.V.N., $2,737,722.67; and to Joseph, $380,705.47.

“Statement of Objections” has the meaning specified in Section 2.3(c).

“Tangible Personal Property” has the meaning specified in Section 2.1(e).

“Tax” or “Taxes” means any taxes, duties, fees, premiums, assessments, imposts, levies, tariffs and other charges of any kind whatsoever imposed, assessed, reassessed, or collected by any Governmental Authority, including all interest, penalties, fines, installments, additions to tax or other additional amounts imposed, assessed, reassessed, or collected by any Governmental Authority in respect thereof, and including those related to, or levied on, or measured by, or referred to as, gross income, net income, gross receipts, profits, royalty, capital, capital gains, transfer, land transfer, sales, use or transfer, Goods and Services Tax, Harmonized Sales Tax, value-added, severance, premium, alternative, real property, capital shares, personal property, ad valorem, windfall profits, environmental, excise, stamp, withholding, business, franchise, property development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and Canada, Quebec and other government pension plan premiums or contributions, all withholdings on amounts paid to or by the relevant Person, and any liability for any of the foregoing as a transferee, successor, guarantor or by contract or by operation of Applicable law.

“Tax Return” means any return, report, declaration, claim for refund, notice, estimate, election, or filing form statement or other document (whether in tangible, electronic, or other form) relating to any Tax, including any schedule, attachment, supplement, appendix, or exhibit thereto, and any amendment thereof.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignment, the Assignment and Assumption of Leases, the Consents and Estoppels, and the other agreements, certificates, instruments, and documents required to be delivered at the Closing.

“Utility Charges” has the meaning specified in Section 7.10(a).

“Warehouses” means the distribution centers owned and operated by Newcastle Commercial Services, Inc. and located in Delta, British Columbia, and Oakville, Ontario.

USAGE

(a) Interpretation.  In this Agreement, unless a clear contrary intention appears:

(i)  the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any contract, agreement, document or instrument includes written or oral contracts or agreements and means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,”  and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) “or” is used in the inclusive sense of “and/or”;

(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)  Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations shall be made in accordance with GAAP.  Notwithstanding anything in this Agreement to the contrary, unaudited financial statements need not reflect adjustments and notes required by GAAP.

(c) Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.